As filed with the Securities and Exchange Commission on February 2, 2004

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                  Nevada                   Y3K Secure Enterprise Software Inc.                98-0201259
      (State or Other Jurisdiction of     (Name of Registrant in Our Charter)    (I.R.S. Employer Identification No.)
               Incorporation
             or Organization)

                Suite 600,                                                                      King Cole
             800 Bellevue Way                              7389                          108 West Stewart Avenue
             Bellevue WA 98004                 (Primary Standard Industrial             Puyallup, Washington 98371
              (253) 284-2935                   Classification Code Number)                    (253) 284-2935
(Address and telephone number of Principal                                       (Name, address and telephone number
 Executive Offices and Principal Place of                                                 of agent for service)
                 Business)
                                                        Copies to:
                      Jack G. Orr, Esq.                                           Harris C. Siskind, Esq.
                  Law Offices of Jack G. Orr                                    Kirkpatrick & Lockhart LLP
                   Tacoma, Washington 98407                                201 S. Biscayne Boulevard, Suite 2000
                   Telephone: (253)756-9795                                        Miami, Florida 33131
                  Telecopier: (253)756-9795                                      Telephone: (305)539-3300
                                                                                 Telecopier: (305)358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                           Proposed Maximum
                                                                          Proposed Maximum    Aggregate        Amount Of
            Title Of Each Class Of                    Amount To Be         Offering Price      Offering      Registration
         Securities To Be Registered                   Registered          Per Share (1)      Price (1)           Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share            77,383,988 shares (2)      $0.175      $13,542,197.90      $1715.79
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                               77,383,988 shares (2)      $0.175      $13,542,197.90      $1715.79
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of January 26, 2004.

(2) Of these shares, 60,000,000 are being registered under the Equity Line of Credit and 12,867,647 are being registered under the convertible debentures.

                                   ----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                   Subject to completion, dated February 2, 2004

                       Y3K SECURE ENTERPRISE SOFTWARE INC.
                        77,383,988 shares of Common Stock

         This prospectus relates to the sale of up to 77,383,988 shares of Y3K Secure Enterprise Software Inc.'s ("Y3K") common stock by certain persons who are stockholders of Y3K including Cornell Capital Partners, L.P. ("Cornell Capital Partners"). Please refer to "Selling Stockholders" beginning on page 10. Y3K is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Y3K will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement ("Equity Line of Credit"), which was entered into between Y3K and Cornell Capital Partners, and no other stockholders, and from the issuance of additional convertible debentures. All costs associated with this registration will be borne by Y3K. Y3K has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Equity Line of Credit that is more fully described below.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On January 26, 2004, the last reported sale price of our common stock was $0.16 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "YTHK." These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consists of Cornell Capital Partners, who intends to sell up to 77,383,988 shares of common stock, 60,000,000 of which are under the Equity Line of Credit, 12,867,647 are under convertible debentures, 1,294,118 shares of common stock received from Y3K on January 29, 2004 as a fee under the Equity Line of Credit equaling approximately $220,000 and 3,111,112 shares received as a fee from a now terminated transaction, and Westrock Advisors, Inc., who intends to sell up to 111,111 shares of common stock. Upon issuance, the 60,000,000 shares of common stock under the Equity Line of Credit would equal 43.64% of Y3K's then-outstanding common stock.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners will pay Y3K 97% of, or a 3% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. Cornell Capital Partners also received a one-time commitment fee in the form of 1,294,118 shares of common stock in the amount of $220,000 on January 29, 2004. The 3% discount, the 5% retainage fee, the $220,000 in compensation shares and the 3,111,112 shares previously issued are underwriting discounts payable to Cornell Capital Partners.

         Y3K has engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer which may be deemed an underwriter, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of
111,111 shares of Y3K's common stock on November 20, 2002, equal to approximately $10,000 based on Y3K's stock price on the effective date of the now terminated transaction.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         These securities are speculative and involve a high degree of risk.

         Please refer to "Risk Factors" beginning on page 4.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is __________ __, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS.....................................................8
SELLING STOCKHOLDERS...........................................................9
USE OF PROCEEDS...............................................................11
DILUTION......................................................................12
EQUITY LINE OF CREDIT.........................................................13
PLAN OF DISTRIBUTION..........................................................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN
  OF OPERATION................................................................16
DESCRIPTION OF BUSINESS.......................................................20
DESCRIPTION OF PROPERTY.......................................................27
LEGAL PROCEEDINGS.............................................................27
MANAGEMENT....................................................................28
PRINCIPAL STOCKHOLDERS........................................................31
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS.................................33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................34
DESCRIPTION OF SECURITIES.....................................................34
EXPERTS.......................................................................36
LEGAL MATTERS.................................................................36
HOW TO GET MORE INFORMATION...................................................36
PART II INFORMATION NOT REQUIRED IN PROSPECTUS..............................II-1
EXHIBIT 5.1................................................................5.1-1
EXHIBIT 23.2..............................................................23.2-1
FINANCIAL STATEMENTS.........................................................F-1

                               PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

Y3K Secure Enterprises Software, Inc. ("Y3K") Y3K Secure Enterprise Software, Inc. is an end-to-end unified communications and technologies company serving the small to medium sized business market. We are one of the few companies nationwide to provide complete voice, internet and secure communications services together with enterprise software solutions to small and medium sized businesses. Through our subsidiaries Y3K, Inc. and Ecuity Holdings, Inc., we combine sophisticated communications technology with our suite of integrated software modules which allows us to provide long distance, internet access, and conference calling capabilities with other services including web hosting, secure instant messaging and data transfer, content management, electronic commerce and multiple user collaboration. Ecuity Holdings is a one-stop communications provider. It offers personalized communication plans and exceptional customer service for long distance, Internet, and conference calling for thousands of residential and business customers with competitive rates.

Our software solutions include modules that allow internet and traditional businesses to have secure communications capabilities; manage and securely transfer large amounts of data; develop, design and manipulate information and data in their own customized internet portal, and have affiliate management and tracking tools. Among other benefits, the software also allows businesses to use non-technical personnel to update information contained within the MarketPortal module. The Y3K Integrated Communication System (ICS) is primarily a business communication tool that delivers fast, intuitive, secure web-based communications. This business to customer and/or business-to-business vehicle provides an easy-to-use format for ongoing, frequent communication. Our telecommunications technologies include a competitive local exchange carrier ("CLEC"), long distance services, conferencing, ISP operations, and voice over internet protocol.

 About Us

Our principal executive offices are located at Suite 600, 800 Bellevue Way, Bellevue, WA 98004. Our telephone number is 253-284-2935.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are the selling stockholders consists of Cornell Capital Partners, who intends to sell up to 138,932,686 shares of common stock, 121,285,628 of which are under the Equity Line of Credit, 14,705,822 are under convertible debentures, 1,294,118 shares of common stock received from Y3K on January 29, 2004, as a fee under the Equity Line of Credit equaling approximately $220,000, and the 3,111,112 shares received as a fee from a now terminated transaction and Westrock Advisors, Inc., who intends to sell up to 111,111 shares of common stock.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $20 million. The amount of each advance is subject to a maximum advance amount of $280,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will pay Y3K 97% of, or a 3% discount to, the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date. Of each advance made by Y3K, Cornell Capital Partners shall retain 5% of each advance. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 2,941,176 shares of Y3K's common stock in the amount of $220,000 on January 29, 2004. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

         We have engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was previously paid a fee of 111,111 shares of Y3K's common stock on November 20, 2002, equal to approximately $10,000 based on Y3K's stock price on the effective date of the now terminated transaction. Westrock Advisors, Inc. is not participating as an underwriter in this offering.


Common Stock Offered                77,383,988 shares by selling stockholders

Offering Price                      Market price

Common Stock Outstanding
  Before the Offering1              77,473,480 shares as of January 26, 2004

Use of  Proceeds                    We will  not  receive  any  proceeds  of the
                                    shares offered by the selling  stockholders.
                                    Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used for general working capital purposes. See "Use of Proceeds."

Risk Factors                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

Over-the-Counter Bulletin
  Board Symbol                      YTHK

---------------

1 Excludes $200,000 of debentures convertible into 1,470,588 shares of common stock (assuming a conversion price equal to 80% of $0.17), up to 60,000,000 shares of common stock to be issued under the Equity Line of Credit, and 3,000,000 options outstanding.

                                        For the Three Months Ended            For the Year Ended
                                               September 30,                       June 30,
                                          2003              2002             2003            2002
                                        --------------------------      -----------------------------
Statement of Operation Data:
Revenues                              $          0     $          0     $       2,389   $       1,750
Total expenses                             216,548          166,831           761,171         551,553
Loss from operations                     (216,548)        (166,831)         (758,782)       (549,803)
Other income (expense)                     (9,998)                0          (28,368)          41,108
Net loss                              $  (226,546)     $  (166,831)      $  (787,150)    $  (508,695)

Loss per share                        $     (0.01)           (0.01)      $     (0.02)    $     (0.01)


                                                                                   For the Year Ended
                                         For the Three Months Ended                      June 30,
                                                                            ----------------------------------
Balance Sheet Data:                          September 30, 2003                 2003                   2002
                                        --------------------------          -----------            -----------
Cash and cash equivalents                 $    27,545                       $       653            $    10,772
Total assets                                   31,130                             5,422                 20,226
Total liabilities                           1,362,088                         1,303,068                788,195
Shareholder's equity                       (1,330,958)                       (1,297,646)              (767,968)
Common Stock and Paid in capital            2,986,307                         2,793,073              2,535,030
Accumulated deficit                       $(4,316,694)                      $(4,090,148)           $(3,302,998)

                                  RISK FACTORS

         We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.


                          Risks Related To Our Business

Our  Obligations  Under The  Convertible  Debentures  Are  Secured By All Of Our
Assets

         Our obligations under the convertible debentures issued to Cornell Capital are secured by all of our assets. As a result, if we default under the terms of the convertible debentures, Cornell Capital could foreclose its security interest and liquidate all of the assets of Y3K. This would cause us to cease operations.

We have historically lost money and losses may continue in the future.

         We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $4,316,694 as of September 30, 2003. We incurred a net loss of $787,150 or $.02 per share for the year ended June 30, 2003. Future losses are likely to continue until we successfully implement our revised business plan. Accordingly, we may experience significant liquidity and cash flow problems. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

We have been the subject of a going concern opinion from our independent auditors, which means that we may not be able to continue operations unless we obtain additional funding.

         Our independent auditors have added a "going concern" statement to their audit report for the year ended June 30, 2003, which states that we will need additional working capital to be successful and to service our current debt for the coming year and, therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish our objectives. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have a working capital deficit, which means that our current assets on June 30, 2003 were not sufficient to satisfy our current liabilities on that date.

         We had a working capital deficit of $1,334,543 at September 30, 2003, which means that our current liabilities exceeded our current assets on September 30, 2003 by that amount. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2003 were not sufficient to satisfy all of our current liabilities on that date.

Our technologies and products could contain defects or otherwise not work as expected. We may incur significant expenses in attempting to correct these defects or in defending lawsuits over any such defects.

         While we believe that our FusionPak suite of software products is free of system and operational deficiencies, it or other products and technologies that we may introduce in the future could contain defects. In addition, third-party technology that we include in our products could contain defects. We may incur significant expenses to correct such defects. Clients who are not satisfied with our products or services could bring claims against us for substantial damages. Such claims could cause us to incur significant legal expenses and, if successful, could result in the plaintiffs being awarded significant damages.

We may not have sufficient financial resources to successfully compete in the computer software industry.

         The computer software industry is intensively competitive and we believe that this competition will intensify. Many of our competitors have longer operating histories, significantly greater financial, technical, product development, and marketing resources, and greater name recognition, management experience and market share. There can be no assurance that we will be able to compete or capture adequate market share. We will not be profitable if we cannot compete successfully with other businesses.

Our success is highly dependant upon our ability to protect our trademarks and proprietary rights.

         To succeed, we will need to protect our intellectual property rights. To date, we have not filed any patent trademark or copyright applications to protect our intellectual property rights. While we are planning to file such applications as are deemed necessary and appropriate in the future, no assurances can be given that these applications will be approved. To maintain the confidentiality of our trade secrets, we require our employees, consultants, and distributors to enter into confidentiality agreements, but these agreements afford us only limited protection and can be time-consuming and expensive to obtain and maintain. Monitoring for unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will be effective to prevent unauthorized use. We may have to litigate to enforce our trade secrets. Such lawsuits, regardless of their merits, would likely be time consuming and expensive and would divert managements' time and attention away from our business.

Our officers and directors control a significant percentage of stock.

         As of January 26, 2004, our officers and directors owned approximately 20.12% of our outstanding shares of common stock. These persons are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our common stock. In addition, they are in a position to impede transactions that may be desirable for other stockholders. They could, for example, make it more difficult for anyone to take control of us.

We could fail to attract or retain key personnel.

         Our success largely depends on the efforts and abilities of our key executives and consultants, including King Cole, our President and James Stephens, our Vice President of Marketing. The loss of the services of Mr. Cole or Mr. Stephens could materially harm our business because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on either Mr. Cole or Mr. Stephens.

We may be unable to manage growth.

         Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

         o        Implement changes in certain aspects of our business;

         o Enhance our information systems and operations to respond to increased demand;

         o Attract and retain qualified personnel; and to develop, train and manage an increasing number of management-level and other employees.

         If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Acquisitions that we might make could have an adversely affect our operations and increase our costs.

         Any acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products or technologies. While we have no current agreements to do so, we may buy businesses, products or technologies in the future. In the event of any future purchases, we could issue stock that would dilute our current stockholders' percentage ownership; incur debt; assume liabilities; incur amortization expenses related to goodwill and other intangible assets; or incur large and immediate write-offs. Our operation of any acquired business will also involve numerous risks, including: problems combining the purchased operations, technologies or products; unanticipated costs; diversion of management's attention from our core business; adverse effects on existing business relationships with suppliers and customers; risks associated with entering markets in which we have limited prior experience; and potential loss of key employees, particularly those of the purchased organizations.

                          Risks Related To Our Industry

The computer software business is highly technical and our failure to offer new products to the market may harm our business.

         We operate in a highly technical industry, which is characterized by frequent introductions of new products and services into the market. Our success will depend, in part, on our ability to offer new software products and to provide necessary support to customers.

         We are currently working on upgrades to our products. In particular, we are developing new protocols to include in the Y3K ICS. We are also working on the complete integration of our products into the newest FusionPak version. We support our products via telephone and Internet communication. We are actively engaged in negotiations to contract a support call center for extended support hours. We are not at this time developing different and brand new products, as we believe that there is still a lot of potential in further upgrades to our current product line.


                         Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 77,483,480 shares of common stock outstanding as of January 26, 2004, 34,613,144 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 42,860,336 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, debentures convertible into 2,573,529 shares of common stock (assuming a conversion price equal to 80% of $0.17).

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Equity Line Of Credit

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For example, if the offering occurred on September 30, 2003 at an assumed offering price of $0.1649 per share (97% of a recent closing bid price of $0.17 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.0966 per share. Dilution per share at prices of $0.1237, $0.0825 and $0.0412 per share would be $0.0755, $0.0544 and $0.0332, respectively.

         As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

Under The Equity Line Of Credit Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price Of Our Common Stock

         The common stock to be issued under the Equity Line of Credit will be issued at a 3% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 5% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 3% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Y3K's common stock.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

         The selling stockholders intend to sell in the public market 77,383,988 shares of common stock being registered in this offering. That means that up to 77,383,988 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of Y3K and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Sale Of Our Stock Under Our Equity Line Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

         In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Y3K has not performed in such a manner to show that the equity funds raised will be used to grow Y3K. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Line of Credit, Y3K may request numerous draw downs pursuant to the terms of the equity line. Even if Y3K uses the equity line to grow its revenues and profits or invest in assets which are materially beneficial to Y3K the opportunity exists for short sellers and others to contribute to the future decline of Y3K's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

         It is not possible to predict if the circumstances where by short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Y3K.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Equity Line Of Credit When Needed

         We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Equity Line of Credit and the additional debentures to be purchased by Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $280,000 during any seven trading day period. In addition, the number of shares being registered will not be sufficient to draw all funds available to us under the Equity Line of Credit. Based on the assumed offering price of $0.1649 and the 60,000,000 shares we have registered, we would be able to draw $9,894,000 under the Equity Line of Credit. In order for us to draw all funds available to us under the Equity Line of Credit the average price Cornell Partners pays for our shares needs to be $0.33. Further, if the average price Cornell Capital Partners pays for shares of Y3K common stock under the Equity Line of Credit is lower than the assumed offering price of $0.1649, it will further limit the total amount available under the Equity Line of Credit. For example, if the average price is $0.1237, Y3K would only be able to draw the net amount of $6,964,475 with the 60,000,000 shares being registered under the Equity Line of Credit. If the average price is the assumed offering price of $0.1649, we would need to register 61,285,628 additional shares of our common stock to fully utilize the funds available under the Equity Line of Credit. We do not have sufficient remaining authorized shares of common stock to register those additional shares and therefore, under Nevada law we would need to obtain shareholder approval to increase our authorized shares.

We May Not Be Able To Draw Down Under The Equity Line Of Credit If The Investor Holds More Than 9.9% Of Our Common Stock

         In the event Cornell Capital holds more than 9.9% of the then-outstanding common stock of Y3K, we will be unable to draw down on the Equity Line of Credit. Currently, Cornell Capital has beneficial ownership of 7.44% of our common stock and therefore we would be able to draw down on the Equity Line of Credit so long as Cornell Capital's beneficial ownership remains below 9.9%. If Cornell Capital Partner's beneficial ownership increases to 9.9%, we would be unable to draw down on the Equity Line of Credit. Because Cornell Capital Partners is not limited by a percentage ownership limitation with respect to converting the convertible debentures, a possibility exists that Cornell Capital Partners may own more than 9.9% of Y3K's outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Line of Credit. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

Our common stock is deemed to be "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements.

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o        With a price of less than $5.00 per share;

         o        That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system

         o (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Y3K. A description of each selling shareholder's relationship to Y3K and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                           Percentage                       Percentage
                                               of                               of                            Percentage
                                          Outstanding                       Outstanding                        of Shares
                             Shares          Shares       Shares to be     Shares to Be                       Beneficially
                          Beneficially    Beneficially      Acquired         Acquired                            Owned
                             Owned           Owned          under the        under the       Shares to be        After
                             Before          Before        Equity Line      Equity Line      Sold in the       Offering
  Selling Stockholder       Offering      Offering (1)      of Credit        of Credit         Offering           (1)
  -------------------       --------      ------------      ---------        ---------         --------           ---

                                     Shares Acquired in Financing Transactions with Y3K
Cornell Capital
  Partners, L.P.            5,875,818(2)         7.44%       60,000,000           47.05%      77,272,877(3)            0%
                                                  Consultants and Others
Westrock Advisors, Inc.        111,111               *               --              --%            111,111            0%
                            -----------          ----        ----------           -----       ------------             -
Total                        5,986,929           7.58%       60,000,000           47.13%         77,383,988            0%
                            ===========          ====        ==========           =====       ============             =

----------
*        Less than 1%.

(1) Applicable percentage of ownership is based on 77,473,480 shares of common stock outstanding as of January 26, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of January 26, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 26, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Includes shares of common stock currently held and shares of common stock underlying conversion of $200,000 of debentures.


(3) Includes the shares acquired by Cornell Capital Partners under the Equity Line of Credit, the 4,405,230 shares of common stock received as commitment fees under the Equity Line of Credit and the terminated agreement, and a good faith estimate of the number of shares needed as a result of conversion of a total of $350,000 of the convertible debentures.

         The following information contains a description of each selling shareholder's relationship to Y3K and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Y3K, except as follows:

Shares Acquired In Financing Transactions With Y3K

         Cornell Capital Partners, L.P. Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and a holder of convertible debentures and compensation debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Y3K. Those transactions are explained below:

         o Equity Line of Credit. On January 29, 2004, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay Y3K 97% of, or a 3% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners received a one-time commitment fee in the form of 1,294,118 shares of common stock, equaling approximately $220,000. We are registering 60,000,000 shares in this offering which may be issued under the Equity Line of Credit.

         o Convertible Debentures. In January 2004, Cornell Capital Partners entered into a securities purchase agreement with Y3K under which Cornell Capital Partners agreed to purchase the total amount of $350,000. Cornell Capital purchased $200,000 of convertible debentures on January 15, 2004, and shall purchase $150,000 upon filing of this registration statement. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of Y3K. The debentures have a three-year term and accrue interest at 5% per year. At maturity, Y3K has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for five trading days immediately preceding the conversion date. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from Y3K in a private placement.

         There are certain risks related to sales by Cornell Capital Partners, including:

         o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

         o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

         Westrock Advisors, Inc. Westrock Advisors, Inc. is an unaffiliated registered broker-dealer which may be deemed an underwriter that has been retained by us. John Fitzgerald, Westrock Advisors, Inc.'s President, makes the investment decisions on behalf of Westrock Advisors, Inc. For its services in connection with a now terminated Equity Line of Credit between Y3K and Cornell Partners, Westrock Advisors, Inc. received a fee of 111,111 shares of common stock, on November 20, 2002, equal to approximately $10,000 based on Y3K's stock price on August 15, 2002, the effective date of the terminated agreement. These shares are being registered in this offering.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Equity Line of Credit and from the additional $150,000 in convertible debentures. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 97% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Y3K will pay Cornell Capital 5% of each advance as an additional fee.

         Pursuant to the Equity Line of Credit, Y3K cannot draw more than $280,000 every seven trading days or more than $20 million over twenty-four months.

         For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Equity Line of Credit and a 10% discount on the convertible debentures. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds                                                     $1,000,000              $2,000,000           $10,000,000

Net proceeds                                                         $862,500              $1,812,500            $9,412,500

No. of shares issued under the Equity Line of Credit
at an assumed price of $0.1649                                      5,154,639              11,218,921            59,733,172

Use of Proceeds:                                                       AMOUNT                  AMOUNT                AMOUNT
------------------------------------------------------ ----------------------- ----------------------- ---------------------
General Working Capital                                        $      862,500         $     1,812,500        $    9,412,500
                                                               --------------         ---------------        --------------
Total                                                          $      862,500         $     1,812,500        $    9,412,500
                                                               ==============         ===============        ==============

         The Equity Line of Credit limits Y3K's use of proceeds to general working capital and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Y3K, except under certain limited circumstances.

                                    DILUTION

         The net tangible book value of Y3K as of September 30, 2003 was a deficit of $1,330,958 or $(0.0234) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Y3K (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Y3K, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.1615 per share which is in the range of the recent share price.

         If we assume that Y3K had issued 60,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.1649 per share (i.e., the number of shares registered in this offering under the Equity Line of Credit), less retention fees of $494,700 and offering expenses of $85,000, our net tangible book value as of September 30, 2003 would have been $7,983,342 or $0.0683 per share. Note that at an offering price of $0.1649 per share, Y3K would receive gross proceeds $9,894,000, or approximately one half of the entire amount available under the Equity Line of Credit. At an assumed offering price of $0.1649, Cornell Capital Partners would receive a discount of $494,700 on the purchase of 60,000,000 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0917 per share and an immediate dilution to new stockholders of $0.0966 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                  $0.1649
Net tangible book value per share before this offering    $(0.0234)
Increase attributable to new investors                     $0.0917
Net tangible book value per share after this offering     --------       $0.0683
Dilution per share to new stockholders                                   $0.0966
                                                                         =======

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                       DILUTION
   ASSUMED              NO. OF SHARES TO               PER SHARE
OFFERING PRICE             BE ISSUED              TO NEW INVESTORS
------------             ------------               ------------
$     0.1649             60,000,000(1)              $     0.0966
$     0.1237             60,000,000                 $     0.0755
$     0.0825             60,000,000                 $     0.0544
$     0.0412             60,000,000                 $     0.0332

(1) This represents the maximum number of shares of common stock that are being registered under the Equity Line of Credit at this time.

                              EQUITY LINE OF CREDIT

Summary

         On January 29, 2004, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 97% of, or a 3% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. had previously received 111,111 shares of our common stock, equal to approximately $10,000 based on Y3K's stock price on August 15, 2002 when the shares were issued. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

Equity Line Of Credit Explained

         Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence. We are limited however, on our ability to request advances under the Equity Line of Credit based on the number of shares we have registered on this registration statement. For example, at an assumed offering price of $0.1649, we would be able to draw the net proceeds of $8,894,000 under the Equity Line of Credit with the 60,000,000 shares we are registering. In order to access all funds available to us under the equity line of credit using the assumed offering price of $0.1649 we would need to register an additional 61,285,628 shares. Y3K does not have sufficient authorized shares of common stock to issue all of those additional shares. The shareholders of Y3K would need to approve an amendment to our Articles of Incorporation to increase the number of shares of our authorized common stock.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $20.0 million or 24 months after the effective date of the this registration statement, whichever occurs first.

         The amount of each advance is subject to a maximum amount of $280,000, and we may not submit an advance within seven trading days of a prior advance. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. Based on a recent average stock price of $0.17 Cornell Capital Partners' beneficial ownership of Y3K common stock is 7.44% and therefore we would be permitted to make draws on the Equity Line of Credit so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9%. Cornell Capital Partners is not limited by a percentage ownership limitation with respect to converting the convertible debentures and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of Y3K's outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Line of Credit.

         We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the Equity Line of Credit.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.1649 per share, we would issue 60,000,000 shares of common stock to Cornell Capital Partners for gross proceeds of $9,894,000. These shares would represent % of our outstanding common stock upon issuance. We are registering 60,000,000 shares of common stock for the sale under the Equity Line of Credit, the conversion of debentures, and the 4,405,230 commitment fee shares. We will need to register additional shares of common stock in order to fully utilize the $20.0 million available under the Equity Line of Credit if the average price at which we sell shares under the Equity Line of Credit is lower than $0.33 per share.

         There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.1649 per share and 25%, 50% and 75% discounts to the recent price.

     Purchase Price:                $0.1649          $0.1237          $0.0825           $0.0412
     No. of Shares(1):           60,000,000       60,000,000       60,000,000        60,000,000
     Total Outstanding (2):     137,473,480      137,473,480      137,473,480       137,473,480
     Percent Outstanding (3):        43.64%           43.64%           43.64%            43.64%
     Net Cash to Y3K:            $9,314,300       $6,965,900       $4,617,500        $2,263,400

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Equity Line of Credit, not including shares issued under the convertible debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Y3K under the Equity Line of Credit if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if Y3K fails materially to comply with certain terms of the Equity Line of Credit, which remain uncured for thirty
(30) days after notice from Cornell Capital Partners.

         All fees and expenses under the Equity Line of Credit will be borne by Y3K. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, Cornell Capital Partners received a one-time commitment fee in the form of 1,294,118 shares of common stock on January 29, 2004, equaling approximately $220,000 and 3,111,112 shares received as a fee from a now terminated transaction. In addition, we issued 111,111 shares of common stock to Westrock Advisors, Inc., an unaffiliated registered broker-dealer, on November 20, 2002, as compensation for its services as a placement agent for this transaction and the now terminated transaction, equal to approximately $10,000 based on Y3K's stock price on August 15, 2002, the effective date of the terminated transaction.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay us 97% of, or a 3% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Line of Credit, and received a one-time commitment fee in the form of 1,294,118 shares of common stock on January 29, 2004, equaling approximately $220,000 and had received 3,111,112 shares of common stock, as a commitment fee from the now terminated agreement. The 3% discount, the 5% retainage and the 4,405,230 shares of common stock are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., an unaffiliated registered broker-dealer which may be deemed an underwriter, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. has entered into a placement agent agreement with Y3K pursuant to which Westrock Advisors, Inc. has reviewed the terms of the Equity Line of Credit and has advised Y3K concerning these terms. Westrock Advisors, Inc., to the Company's knowledge, will not be participating in the distribution of shares that may be issued under the Equity Line of Credit. For its services in regard to the Equity Line of Credit and the now terminated agreement, Westrock Advisors, Inc. received 111,111 shares of our common stock, on November 20, 2002, equal to approximately $10,000 based on Y3K's stock price on August 15, 2002, the effective date of the now terminated agreement.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For its services, Westrock Advisors, Inc. received 58,824 shares of our common stock on January 26, 2004. The offering expenses consist of: a SEC registration fee of $1,095.96, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,404.44. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         During the year ended June 30, 2002, we completed our acquisition of Y3K, Inc., a private Washington State company that owns FusionPak, a suite of enterprise business software designed for the telecommunications, banking and government sectors. On January 14, 2004, through our wholly owned subsidiary Ecuity Holdings, Inc., we completed an asset purchase transaction with Fox Communications, Inc. ("Fox"). Since September 2003 we had been operating under a Joint Operations Agreement with Fox through which we had been developing strategies for creating and marketing bundled telecommunications and internet and software products and services for small and medium sized businesses as well as the individual consumer. In December 2003 we began joint development and marketing operations with Fox for an emerging line of secure communication solutions directed at the consumer and small to medium size business markets. The assets which Ecuity Holdings acquired from Fox were principally those Fox assets that were necessary for the complete integration of Fox's telecommunications business into Y3K's. As part of the Transaction, Ecuity Holdings has offered employment to those Fox employees that are associated with the operation and management of the business represented by the acquired assets.

Plan of Operation

         Our plan of operations for the next twelve months is to complete the following objectives within the time period specified, subject to our obtaining additional financing for the continued development of our business:

o We plan to undertake an advertising, marketing, and sales campaign to market the bundled telecommunications services represented by the assets we acquired from Fox with our suite of software products.

o We plan to purchase and lease additional equipment for our combined business at an approximate cost of $150,000

o With our current consolidated structure, we anticipate our monthly operating costs will be approximately $600,000 per month in order to achieve our planned operations compared to a minimum of $500,000 per month just to sustain minimum operations, including the subsidiary operations of Ecuity Holdings.

o        We   anticipate   accomplishing   the   purchase   of  our  ICS  secure
         communications technology from Karunga Technology Corp.

o We will continue to develop arrangements with third parties through which we will be able to bundle other products and services with our proprietary software and telecommunications capabilities.

         We have continued to advance joint development costs, as well as a $50,000 advance toward the acquisition of Karunga Technology's ICS technology. The funds being advanced are for the continued co-development of the current version of the ICS. We currently have a license agreement with Karunga that will expire on January 31, 2004. We have also extended the original technology purchase agreement that originally expired through January 31, 2004 to allow both companies to complete the intended acquisition of the ICS technology. There is no guarantee that we will conclude our agreement with Karunga but we do expect that the license agreement will be extended as we continue to deal in good faith toward the acquisition of the technology.

         Currently there are three people from Karunga who are working with us for the continued development of its product and business adaptation. Their names and specific functions are as follows:

         Shane Smith provides us with services as follows:

         1.       Consults on business development strategies.

         2.       Consults on going to market strategies.

         3.       Heads a transition team that advises Y3K

         Cedric Griss provides us with services as follows:

         1.       Consultant in Technology

         2.       Supports the ICS product

         3.       Developing future versions of the ICS

         4.       Assists in other IT projects and development

         Zhiling Qui provides services as follows:

         1.       Consultant in Technology

         2.       Supports the ICS product

         3.       Developing future versions of the ICS

         In an effort to accommodate Karunga, and protect our current interest as the licensee of the ICS software, we advanced $50,000 to a non-related party to which Karunga has a substantial liability for a residual payment due for certain core technology of its ICS system. We advanced the $50,000 in order to keep the technology from being seized by said party. In addition to the cash payment we also agreed to act as guarantor on a note Karunga previously issue to the non related party. Since we view Karunga's ICS system as a core element of our Fusion - Pak suite of networking computer related services, the advance and note guarantee were deemed necessary and appropriate by our management. The principal amount of the note we guaranteed is $400,000 and the note requires monthly payments. Karunga is in default on the note at June 30, 2003, and it is unlikely that Karunga will be able to cure that default in the near future. However, the lienholder has indicated a willingness to wait for a reasonable period of time to allow us to obtain a cash infusion in order to make additional payment under the note. The beneficiary of the note has made no demand to the Company for payment.

         In order to explore the possible bundling of our products and services with other proprietary software, in June 2003 we entered into an agreement with xSides, a Washington corporation, that is the developer of a secure platform that allows companies to control content displayed on the PC desktop. xSides' patented technology manages data delivered to and displayed on a computer and can even create an alternate start menu or a completely new secure space residing directly on the desktop. The 2 year agreement with xSides gives us the opportunity to introduce and populate the desktop space with software applications that will interoperate with the xSides technology. Under the agreement we may sell or license the xSides product to enterprise level customers.

         Y3K has also entered into consulting agreements with key employees of xSides, which will allow them to continue to develop their existing software as well as integrate that technology with the existing bundling of services provided by the Y3K Fusion Pak. These consultants provide us with expertise and experience that can be used for implementing and integrating our products and services into a secure desktop space for our customers and clients. We expect that all of the complete end-to-end communications platforms will be integrated and launched from the PC desktop within the xSides space.

         In June 2003 we established a strategic partnership with InteractNetworks. Under this partnership Y3K signed a reseller's agreement that allows us to add InteractNetworks' Lockdown(TM) Vulnerability Management Appliance ("VMA") to our line of security solutions products. Lockdown VMA automates vulnerability assessment, auditing and reporting for 50 to 25,000 IP addresses. All auditing and reporting is managed through a secure web interface. This simple, automated, and scalable architecture significantly reduces the cost of vulnerability auditing and reporting. Reporting, from up to 50 Lockdown VMA's, can be consolidated, providing a comprehensive solution for large enterprise networks and global deployments. Additionally, detailed reporting ensures compliance with Enterprise, HealthCare (HIPPA), financial institutions
(GLB), and other government, federal and state agency security guidelines. This is a stand-alone product and will not be a part of the Fusion Pak product line.

         We anticipate that a minimum of $6,000,000 in additional capital and/or revenues will be required to sustain existing operations of Y3K and our subsidiaries for the next 12 months. This amount is expected to be needed to cover operating and development costs including marketing, rent, consulting fees to officers and consultants, clerical help, utilities, travel, audit fees and SEC compliance requirements.

         With additional revenues and/or capital infusions, we plan to retain staffing levels sufficient to achieve our goals. This additional staffing may include full-time and part-time employees, and consultants. Without sufficient revenues, we will continue limiting our employees to our president, vice-president/secretary, Treasurer and receptionist.
 Ecuity Holdings has 20 fulltime employees and we expect that it will increase that number to 35 by the end of the 2004. The increase in staff will reflect hiring accounting and sales staff.

         Completion of our plan of operation is subject to securing adequate financing and generating revenues through Ecuity Holdings. However, we cannot be sure that adequate financing will be obtained. In the absence of our projected revenues, we may be unable to proceed with our plan of operation. Even without significant revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we will require financing to potentially achieve our goal of profit, revenue and growth. Management believes that the sources of potential funds needed to maintain current operations will be available to us during the year from the sources identified above, and that this amount of funding is expected to be sufficient to fund our operations for the next year.

         The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and status of our business plan.

         In the event we are not successful in reaching our initial revenue targets, additional funds may be required and we would then not be able to proceed with our business plan for the development and marketing of the our core products and services. Should this occur, we would likely seek additional financing to support the continued operation of our business.

Results of Operations

         During the year ended June 30, 2002, we completed our acquisition of Y3K, Inc. The transaction, which is referred to as a "reverse take-over," has been treated for accounting purposes as an acquisition by Y3K of the net assets and liabilities of Y3K Secure Enterprise Software, Inc. Under this purchase method of accounting, the results of operations of Y3K Secure Enterprise Software, Inc. are included in these consolidated financial statements from March 22, 2002. The financial statements presented herein compares the three-month periods ended September 30, 2003 and September 30, 2002 based on the operations of Y3K, Inc. for the prior year and accordingly, our financial statements are now prepared on a consolidated basis and include the operations of Y3K, Inc.

         In the fiscal year ended June 30, 2003 we incurred a net loss of $787,150 as compared to a loss of $508,695 for the year ended June 30, 2002. The increase from 2002 to 2003 was substantially the result of expensing the cost of issuing 1,666,667 shares of our common stock under the Equity Line of Credit Agreement we entered into with Cornell Capital in August 2002. This transaction was expensed at the value of the shares at the time they were issued. The value of $166,667 was based on our stock price at the time of the contract date. Only minimum necessary obligations, as well as minimal draws, are being paid out as funds are received from equity funds and short terms loans from shareholders.

         In the three-month period ended September 30, 2003, we incurred a net loss of $226,546. This loss consisted of business operation and administrative expenses, with the largest single expense resulting from an expense incurred under the previous Equity Line of Credit arrangement we had with Cornell Capital Partners. We issued an additional 1,555,546 shares to Cornell under terms of the previous Equity Line of Credit Agreement. The total expense booked for this issuance was $113,333 based on the value of the shares at the time they were issued. This amount was determined by the total contract price of $280,000 for which $166,667 was expensed in the prior year with the initial issuance of 1,666,667 common shares. During this three month period, our revenues were insignificant.

         Since incorporation, we have funded our operations through private loans and equity financings. As at September 30, 2003, our assets were recorded at $31,130 consisting of cash of $24,380, a lease deposit on new space of $3,165 and capital assets of $3,585. Our liabilities totaled $1,362,088, consisting of $689,357 in accounts payable and accrued liabilities, loans payable of $551,166 and lease obligations of $121,565 from a prior office space leased by the Company.

Liquidity And Capital Resources

         During the three month period ended September 30, 2003, we attempted to raise the necessary funds to continue to conduct our business plan. We were successful in obtaining two new short-term loans of $50,000 and $20,000 and converted a $3,000 note payable to equity at a pre-determined price per share. We also sold 1,067,311 common shares for cash proceeds of $46,389 and issued 2,079,711 shares for services in the amount of $143,844. The Company also issued 1,555,556 common shares to Cornell Capital Partners as collateral for their already funded loan of $50,000, and to secure the funding of an additional $100,000 in the 2nd fiscal quarter.

         In January 2004, Cornell Capital Partners entered into a securities purchase agreement with Y3K under which Cornell Capital Partners agreed to purchase the total amount of $350,000 of convertible debentures. Cornell Capital purchased $200,000 of the debentures on January 14, 2004, and shall purchase $150,000 upon filing of this registration statement. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by the assets of Y3K. The debentures have a three-year term and accrue interest at 5% per year. At maturity, Y3K has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for five trading days immediately preceding the conversion date. Cornell Capital Partners is entitled to a 10% discount from the purchase price of the convertible debentures. Cornell Capital Partners purchased the convertible debentures from Y3K in a private placement.

         On January 29, 2004, Y3K entered into an Equity Line of Credit with Cornell Capital Partners.1 Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay Y3K 97% of, or a 3% discount to, the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Further, Cornell Capital Partners will retain 5% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners is entitled to a one-time commitment fee in the form of 1,294,118 shares of common stock on January 29, 2004, equaling approximately $220,000.

         From time to time, Y3K may evaluate potential acquisitions involving complementary businesses, content, products or technologies. Y3K's future capital requirements will depend on many factors, including growth of Y3K's business, economic conditions and other factors including the results of future operations. If Y3K is unable to raise sufficient funds to meet its long-term capital needs, there is a risk that Y3K will be required to cease operations.

Current Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Accounting for Business Combinations and SFAS No. 142, Accounting for Goodwill and other Intangible Assets effective for fiscal years beginning after December 15, 2001. Under SFAS No. 141, a company must use the purchase method of accounting for all business acquisitions. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. The adoption of these standards is expected to have no effect on our financial statements.

         In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of and addresses financial accounting and reporting for impairment of long-lived assets to be held and used, and long-lived assets and components of an entity to be disposed of. We adopted this statement on January 1, 2002.

         In November 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. FIN 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. For certain guarantees issued after December 31, 2002, FIN 45 requires a guarantor to recognize, upon issuance of a guarantee, a liability for the fair value of the obligations it assumes under the guarantee. Guarantees issued prior to January 1, 2003 are not subject to liability recognition, but are subject to expended disclosure requirements. We do not believe that the adoption of this Interpretation will have a material impact on our financial position or statement of operations.

         In January 2003, FASB issued FIN 46, an interpretation of Accounting Research Bulletin No. 51. FIN 46, requires us to consolidate variable interest entities for which we are deemed to be the primary beneficiary and disclose information about variable interest entities in which we have a significant variable interest. FIN 46 became effective immediately for variable interest entities formed after January 31, 2003 and will become effective in the third quarter of 2003 for any variable interest entities formed prior to February 1, 2003. The adoption of this standard is expected to have no material effect on our financial statements.

----------
1. On August 15, 2002, Y3K entered into an Equity Line of Credit Agreement with Cornell Capital Partners. This Equity Line of Credit was
         terminated on January 23, 2004. Y3K and Cornell Capital Partners entered into a new Equity Line of Credit on January 29, 2004, which is the subject of this registration statement.

Submission Of Matters To A Vote Of Stockholders

         There were no matters submitted to stockholders of the Company in the last year.


                             DESCRIPTION OF BUSINESS

Organization

         Y3K was organized as a Nevada corporation on March 14, 1999 to conduct exploration on mineral claims located near Zeballos, British Columbia. Because we were unsuccessful in securing the required financing, we abandoned our business plan and began investigating potential acquisition opportunities in other business sectors. This resulted in our acquisition of a 100% of the issued and outstanding shares of Y3K, Inc., a Washington state company that holds the rights to FusionPak, a suite of enterprise business software designed for the telecommunications, banking and government sectors. We completed this acquisition on March 22, 2002. Since that time we have been marketing and continuing to develop our software products and business application solutions. In January 2004 we acquired substantially all of the assets of Fox Communications, Inc., through our wholly owned subsidiary Ecuity Holdings, Inc. For 15 years Fox had been providing its business and residential with one-stop telecommunications and internet access solutions, including long distance, teleconferencing and internet access and web hosting and design. With the acquisition of the Fox assets we are now positioned to offer our clients and customers a broad group of technologies and services to meet their needs for cost-effective, easy to implement and maintain technology applications.

         Our executive offices are located at Suite 600, 800 Bellevue Way, Bellevue, WA 98004. Our telephone number is 253-284-2935.

Business of the Company -- General

         We market and distribute a suite of enterprise business software designed for the telecommunications, banking and government sectors. Our wholly owned subsidiary, Y3K, Inc., owns FusionPak, which is a suite of 4 integrated software modules. In addition our other wholly owned subsidiary, Ecuity Holdings, Inc., owns tangible and intangible assets for offering telecommunications services including a competitive local exchange carrier ("CLEC"), long distance services, conferencing, ISP operations, and voice over internet protocol.

Market

         Our market is primarily the small to medium sized businesses ("SMB's") and the individual consumers that have previously been unable to afford to implement sophisticated hardware and software technologies for secure instant messaging and other communication, secure data transfer and management, state-of-the-art telecommunications capabilities, internet portals and content management, and automated affiliate tracking systems.

         In an article titled The Intelligent SMB: Opportunity Knocks published in the July 18, 2003 issue of "Intelligent Enterprise," author David Stodder states that as a small business becomes medium-sized and then large and public, growing pains make it harder to maintain singular focus. He goes on to state that thanks to a combination of market forces and technology advances, SMB's now have a golden opportunity to implement strategic business applications, heretofore available only to the largest corporations, because such applications are achieving price and usability levels attractive to many SMB's. Y3K believes that it has positioned itself to not only participate, but become an industry leader in providing these technology applications and solutions at prices and usability levels that make them attractive to SMB's and to individual consumers as well.

         With corporate technology spending remaining flat, strategic business application providers have become serious about developing SMB's as a target market. IDC says that SMB's - generally companies reporting $500 million or less in revenue - will account for 54 percent of IT spending in 2003. Based on information generally available, the value of this market sector is believed to be over $300 billion.

         We believe that many SMB's, especially the larger ones are employing internet, telecommunications and data transfer and management technology products and services that are meant for smaller companies in an attempt to control costs. Alternatively, many companies continue to run old applications that are inefficient and costly to maintain in order to avoid the costs of developing and implementing new state-of-the-art technologies, even though when implemented would make them more efficient, more competitive and more visible.

         Through development, acquisition and licensing arrangements, Y3K has created a suite of business application software, internet and telecommunications products and services that are sophisticated, scalable and cost competitive for the SMB and individual consumer markets. We believe that we are one of the few companies in the United States to offer technology solutions to SMB's that will allow them to have sophisticated secure instant messaging, internet, telecommunication and data management resources that previously were either unavailable or cost prohibitive, at a cost they can afford.

Products

FusionPak 3.0 - Enterprise Business Suite

         FusionPak 3.0 is composed of four integrated software modules that allow for instant communication, content management, electronic commerce and collaboration. The software allows Internet and traditional businesses to communicate and to keep track of large amounts of data that a user may input from time to time using a personal computer. In addition, FusionPak software allows Internet businesses to update information contained on their websites by inputting information into fields contained in the software. For example, an Internet company with a website catalogue of its products may use FusionPak software to quickly update prices or change product descriptions by simply typing the proposed text modifications. When saved by the user, these modifications are automatically made to the business's website.

         Based on Macromedia's widely supported ColdFusion(TM) platform, FusionPak can run on all major operating systems including Windows NT, UNIX, LINUX and Sun Solaris. FusionPak also supports leading industry-standard database servers such as Microsoft SQL Server, Informix and Oracle. We have no agreements with Macromedia. The ColdFusion platform is similar to Windows. In order to run a program under windows, you do not have to have a license agreement, the same is true with Macromedia, and they simply have a platform that allows others to develop programs to run under their platform.

         We believe that one of the competitive advantages of our FusionPak software is that it allows customers to update old databases they may have created in older computer languages. FusionPak software translates and updates such information and then allows the user to modify or add to this data. FusionPak also allows businesses to quickly create and customize their own websites for showcasing their products and services. An integral element of FusionPak is the ability to easily administer the system with little technical experience.

         The FusionPak Enterprise Business Suite contains the following software modules:

         FusionPak Instant Communication System. The Y3K Instant Communication System (ICS) is primarily a business communication tool that provides fast, intuitive, secure web-based communications. The system is designed for small businesses to large enterprise, worldwide, web-based communications. It provides completely secure communications within the business enterprise itself, and allows for communication between the business entity and its customers. This business-to-customer and/or business-to-business vehicle provides an easy-to-use format for ongoing, frequent communication. The system facilitates real-time, strategic, customer sales follow-up and customer service communications. ICS can navigate multiple firewalls. It also delivers text-based real-time conversation, simplified document transfer and delivery, and web page content automatically to the recipient's computer desktop.

         While designed primarily to meet business communication needs and organized in the way real businesses actually work, the ICS system is ideally suited to provide communications in any virtual community setting, from a single business unit, to special industry groups, sales organizations, political organizing groups and campaigns, to schools and universities. Karunga Technologies Corporation ("Karunga") developed the ICS.

         We  have  entered  into  two  agreements   with  Karunga:   a  Software
Development Agreement and a Software License/Joint Marketing Agreement. The agreements created a non-exclusive licensing agreement for two years with provisions to structure an acquisition of the ICS technology by Y3K. The agreements have been extended and at the present time are set to expire on January 31, 2004. We are in the process of negotiating the final terms for acquisition of the ICS technology from Karunga and anticipate that we will either complete the technology acquisition by January 31, 2004 or agree to another extension of the existing agreements.

         FusionPak MarketPortal. MarketPortal is a technology package that allows businesses to quickly create and customize their own products and services for traditional and e-Business applications. An integral element of MarketPortal is the ability for the licensee to easily administer the input and management features of the system, including look and feel. The broad-based application of MarketPortal makes it a valuable tool for conducting business anywhere in the supply chain, showcasing merchandise for offline and online merchants and manufacturers, or managing many other types of data. Fusion Pak's flexible administration interface and fully threaded database scripting engine allows the administrator total flexibility and control for inputting and managing any type of online or offline catalogue, products, or services.

         FusionPak CommerceManager. CommerceManager is a powerful tool-set of Internet and wireless Internet applications that enables web developers and graphic designers to rapidly construct highly secure and scaleable commerce websites. More than just a development tool, CommerceManager enables the non-technical business manager to manage products, product descriptions, images, inventory, pricing, shipping and more through a hosted easy-to-use, web-based administration system.

         Designers can use CommerceManager as a toolbox to incorporate Internet commerce features into a website such as automated and fully-customizable storefront setup, product management tools, order management tools, shipping and tracking support powerful reporting, and marketing management tools.

         We previously entered into an Asset Purchase Agreement to acquire Market Matrix, Inc. an unrelated third party that is the developer of Commerce
Manager: a Strategic Alliance Agreement and a Licensing Agreement. We were unable to complete the acquisition under its terms and conditions; however, we have rights in perpetuity under a non-exclusive agreement to license and brand the Commerce Manager software. Market Matrix is a software development company that has created Internet commerce software.

         FusionPak Automated Tracking Program. This software allows the user to create an "affiliate network", where the "provider" matches up "merchants" with "affiliates." The affiliates direct business to merchants in return for a commission from resulting sales or leads. Also, the provider typically charges a fee to the merchants for administering this network and/or for providing additional services. The licensed program is designed to track and report activity throughout an affiliate network.

         All of FusionPak our software products, MarketPortal, CommerceManager, Affiliate Tracker, and Y3K ICS, are fully developed, operational and available for licensing and purchase.

Telecommunication Products

         With the establishment of Ecuity Holdings and its acquisition of substantially all of the assets of Fox Communications, we now are able to offer a wide ranging suite of telecommunications and internet services, either on a stand-alone basis, or bundled with some or all of our FusionPak software modules. Ecuity now offers the following internet and telecommunications services to business and residential customers:

o        Unlimited internet access by 56k dial up, ISDN, and DSL

o        Internet services including web hosting, e-commerce, and web design

o Long distance telephone services - Flat Rate residential and Flat Rate business

o Conference calling with on-demand capability providing immediate access and a variety of features including access lock, roll call and individual and group muting functions

o e-learning - on-line education and training courses available by subscription or individual course

o WiFi Hotspot - a turnkey system for businesses to provide wireless internet access at their locations for clients and customers

o Ecuity Home - unlimited internet access and long distance telephone service at a flat rate for residential customers

o        VoIP - Fox V-tone , IPCENTEX, and Hosted PBX

         VoIP is a deliverable product for business and residential customers that delivers voice communications over the internet without incurring long distance and other charges. Future advancement to the product will include the bundling of ICS and delivery of enhanced voice applications. We believe that VoIP is the direction that communication is moving.

         All of these products and services are fully developed and available for our business and individual clients. In Ecuity we also have fully operational technical support, customer service and billing services to complement these products and services.

Sales and Marketing

         We intend to integrate elements of the existing Telco services, with the new advanced communications products, and the other technical capabilities in secure messaging, file transfer and commerce, to form unique and powerful solutions to address emerging markets for secure end-to-end communications solutions. These services will be marketed employing a combination of direct sales and leveraged third party relationships for redistribution in retail channels, OEM channels and as bundled services with third party service providers.

         Our primary revenue model consists of a global value added reseller network where our software products are distributed as packages with telecommunication and financial services. We currently license FusionPak as follows:

o Enterprise Server Licenses -Average sale: $85,000 per module / $255,000 for the entire software package

o        Per Use Licenses - $10,000 per store module,

o        Individual ICS - Average individual sale $2,000

         A master reseller's license allows a company to resell our products for a commission and also to sign up more resellers underneath them as selling agents. An enterprise server license allows a company to use the software package they purchase.

         Through Ecuity we have a significant ongoing revenue stream from a large legacy customer base for telecommunications services developed under the Fox Communications brand over the past 15 years. The services include local and national long distance, DSL and internet dial-up, conference calling and Wi-Fi for residential and commercial market opportunities. In addition, Ecuity is currently executing against the launch of a Voice over Internet Protocol (VoIP) product that is the first of a new generation of advanced communication solutions for business and residential customers. Telephony products are currently marketed employing an integrated channel sales strategy that includes direct sales, web and telemarketing, and leveraged agent relationships.

         In addition to telephony products and services, Y3K owns and markets technology solutions for secure unified messaging and data transfer, and web commerce, that are primary sold on a direct basis under enterprise licensing transactions.

Competition

         There are a number of companies and organizations that offer one or more of the products and services that we offer. Many of these are larger and better financed than Y3K. However, we believe that we are positioned to have a competitive advantage over many of these other organizations because we offer a unique and broad range of completely integrated, scalable technology products and services that can provide an SMB or an individual client with software and communications technologies that meet their needs today and can expand to meet their needs in the future.

FusionPak Competitors

     MarketPortal -

         The market for tools with which to manage data is somewhat less defined than the instant messaging market, but no less real. Corporate survival today often depends on having a database infrastructure that effectively allows for optimum use of data. To prosper, e-commerce companies must convert this basic business need into processes that are sufficiently automated to allow maximum efficiency.

         Given the high cost of skilled IT workers and cost pressures throughout every industry, tools such as MarketPortal that provide this combination of effectiveness and efficiency are in demand. MarketPortal helps to minimize staffing and maximize systems self-management, and therefore, will prevail in the marketplace.

         Some of the key competitive factors for success in this market segment are:

         o        Value - Performance capabilities at the right price

         o        Ease of integration with existing infrastructure systems

         o        Customization through additional modules

         o        Ease of use and maintenance

         o        Scalability to manage foreseeable growth

         Although competition is fierce in virtually every market segment today, we believe that the Y3K MarketPortal fits the needs of a large number of companies who need to upgrade from desktop applications or other smaller programs to a more customizable and scalable system.

         Other portal products that are currently available, the identity of the developer/vendor and the estimated costs for some of such products are:

         Oracle 9iAS Portal - $100,000
         BowStreet - Business Web Portal Solutions - starts at $300,000 Castell Frameworks(TM)
         Gauss - VIP Portal Manager
         IBM - WebSphere Portal Server $272,000
         BEA - WebLogic Portal

     CommerceManager -

         It has been estimated by "Current Analysis," a web-based information service, that over 100 companies provide commerce servers. However, nearly all of these companies are loyal to a non-ColdFusion(TM) application server. The majority of companies that offer an application server also offer a commerce server. Largely, these companies are attempting to offer application servers, packaged applications, and visual tools. Bundled together, the majority of solutions cost well-over $500,000. These prices are too high for the medium sized businesses, let alone the smaller businesses. Furthermore, the solutions provided are too labor intensive for any other than Fortune 100 companies to maintain. Among the companies offering commerce servers are:

         o        Blue Martini Customer Interaction System

         o        BroadVision Retail Commerce Suite

         o        IBM Websphere Commerce Suite

         o        iPlanet Commerce Application Suite

         o        Microsoft Commerce Server 2000

         o        Oracle Procure-to-Pay - $235,000

         We believe that the FusionPak Commerce Manager again provides an effective software application solution that is easy to use and is available at a cost that SMB's will be able to justify. This combination is expected to make Commerce Manager one of the preferred commerce server solutions for SMB's.

[CURRENT BUSINESS IM USER PIE CHART]

Y3K ICS -

         Competition in the consumer instant messaging market is fierce. Dominated by large players such as Yahoo, AOL, and Microsoft, the consumer market is not our focus. However, the competition in the consumer market clearly demonstrates the acceptance of and need for this type of communication vehicle - for both the consumer market and other markets as well.

         We are taking advantage of this market demand by pursuing specific niches that do not lend themselves to today's large consumer-based systems. According to ZDNet on November 29, 2000, "Yahoo is the first of the major consumer IM companies to talk publicly about developing a separate corporate client. Currently, corporate IM use is mainly limited to ad hoc groups of users who have downloaded one of the consumer clients."

         Y3K ICS provides specific advantages that these large systems do not, for example, private-labeling or co-branding and enhanced security. This makes marketability of a competitive product such as ICS viable, particularly when the provider is partnered with a significant development team. Market niches that will be the primary focus of our efforts include:

         o Educational institutions, specifically primary and secondary schools.

         o Corporate Intranets that need enhanced security to keep communication within the company's firewalls.

         o Private-labeled Internet applications, such as customer relations interfaces between businesses and their clients, affinity groups such as airline and rental car companies, or catalogue sales operations.

         o Private-labeled IM applications for large, mid and small Internet service providers and search engines. With over 10,000 ISPs and search engines, this market provides an enormous global opportunity.

         Other companies currently offering Instant Messaging products are:

         1.       Jabber IM

         2.       Lotus Sametime

         3.       Microsoft Office XP

         4.       Bantu Messenger

         5.       Ikimbo Omniprise(TM)

         6.       Secure Network Move It DMZ

         7.       Tumbleweed Communication MMS Secure Redirect Software

         8.       WiredRed Software e/POP IM

         9.       Secure Shuttle Secure Shuttle Transport/Encryption Messenger

         10. Sun Microsystems Inc. Sun(TM) ONE Instant Messaging 6.0 (Formally NetLert IM)

         11.      Sigaba Secure Instant Messaging and Email

         12.      Invision IMSafe

Telecommunication Competitors

         General-

            We face intense competition in providing telecommunications services. We compete with AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and other national and regional interexchange carriers ("IXCs"), where permissible. Other potential competitors include cable television companies, wireless telephone companies, electric utilities, microwave carriers and private networks of large end-users. Most of these companies have substantially greater market share and financial, technical, marketing and other resources than we do.

            Long Distance and Other Telecommunications Services-

            The United States long distance telecommunications industry is highly competitive and is significantly influenced by the marketing and pricing decisions of larger industry participants. The industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and high attrition rates (customer turnover) because customers frequently change long distance providers in response to offers by competitors of lower rates or promotional incentives. Most of the Company's competitors are significantly larger, have substantially greater financial, technical, marketing and other resources and have larger networks than Y3K.

            Our ability to compete effectively in long distance telecommunications services will depend upon, among other factors, our continued ability to provide high quality services at competitive prices, and there can be no assurance that we will be able to compete successfully in the future in our markets. Our competitors may reduce rates or offer incentives to our existing and potential customers. Since we believe that to maintain our competitive position we must be able to remain price competitive, a decrease in the rates for long distance services charged by others could have a material adverse effect on our business, results of operations and financial condition. We expect competition to continue to increase, which could have a material adverse effect on our business, financial condition and results of operations.

         Voice Over Internet Protocol-

         The   VOIP    marketplace   is   a   highly    competitive,    emerging
telecommunications  service  industry.   Primarily,   competition  is  from  the
incumbent or legacy telecommunications companies. These companies include:

1)       The RBOC's - Qwest, SBC, BellSouth, and Verizon.

2) The Independents - Century Tel, Sprint United, small Independent operators.

3)       Cable Companies - Comcast, Charter, etc

4) InterExchange Carriers - AT&T, MCI/UuNet/Worldcom, Sprint, Allegiance, etc,.

         In addition there is an emerging group of companies that are building competitive products to that which we offer. They Include: Telverse (Now Level3), GoBeam, Pingtone, Vonage, AccessLine and others.

Most of the latter organizations are regional in nature, only offering services in their LATA. Vonage and AccessLine are offering services that are national.

Employees

         Y3K currently has four full-time employees. Our president, Mr. King Cole, our Treasurer, Mr. Leon Caldwell, and our VP/secretary, Mr. James Stephens, provide their services on a full-time basis. We also have a full time receptionist. Our other directors provide their services to us on a part-time basis. We entered into agreements as of July 1, 2002 with Mr. Cole, Mr. Stephens and Mr. Caldwell that provided for monthly remuneration during the year ended June 30, 2003 at $4,000 per month, to be paid as funds were available, and accruing any unpaid amounts. We were only able to pay a portion of those amounts pertaining to the current fiscal year ended June 30, 2003, as follows: $18,900 to Mr. Cole, $24,460 to Mr. Stephens and $13,000 to Mr. Caldwell. We have accrued unpaid wages of $66,340 for all there of these officers. We have no agreement with our directors regarding compensation for their services and do not pay any compensation for serving as a director.

         Ecuity Holdings, Inc., our wholly owned subsidiary currently has 15 full time employees, including the president, Mr. Frank Maros, the vice president of Sales and Marketing, Mr Jerry Schwartz, the vice president of Operations, King Cole, the vice president of Technology, Jon Schnelz, each of whom provide their services on a full-time basis. Y3K, Inc., our other wholly owned subsidiary, does not have any employees.

Government Regulation

         Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any such laws or regulations may decrease the growth of commerce over the Internet, which could have a harmful effect on our business.

         To date, governmental regulations have not materially restricted the use or expansion of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New and existing laws may cover issues that include:

o        Sales and other taxes;

o        User privacy;

o        Pricing controls;

o Characteristics and quality of products and services; o Consumer protection; o Cross-border commerce; o Libel and defamation;

o Copyright, trademark and patent infringement; and o Other claims based on the nature and content of Internet materials.

         These new laws may impact our ability to market our products and services offered on our web site in accordance with our business plans.

         We may have to qualify to do business in other jurisdictions. If we make sales of our products or services, we anticipate that sales and our customers will be in multiple states and foreign countries. As our customers may reside in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign company in each such state and foreign country. Failure to qualify as a foreign company in a jurisdiction where required to do so could subject us to taxes and penalties.

         We are subject to regulatory issues as it relates to the tariffed telecommunications products that we offer today. These products are Long Distance, Local Dial Tone, and 800 services. The governing entities on these services are the State PUC's (in Washington State, it is the Washington Utilities and Transportation Commission) and the Federal Communications Commission (FCC). In addition, all telecommunications services including Internet Services are subject to the Universal Service Fund (USF), which is regulated by the FCC. These regulations, among other things, limit the amounts we may charge for our services and require payment of certain fees, taxes and other charges either by us or our customers.

         The non-regulated component of the services we offer is our VOIP services, which encompass Long Distance, Local Dial Tone, 800 Services, Conference Calling, and enhanced services. No State or Federal agency currently regulates these services. The current environment suggests that a battle is brewing between state PUC's and the FCC over regulation of VOIP services. The States want to regulate the emerging industry, in part because of the lost revenue possibilities. Additionally, the USF vehicle is in jeopardy as well as the E911 ((11 emergency calling systems) funding mechanism, with the proliferation of VOIP. The FCC has been steadfast in it's refusal to allow regulation, as has been seen in states like Minnesota where the local rulings were overturned by the higher courts.

         The FCC's general statement regarding VOIP, is that it appears to be the primary vehicle to accomplish a leveling of the communications playing field. The Telecommunications Act of 1996 was an attempt to do this, but unfortunately failed to deliver the results congress intended.

         The apposing forces on this issue are large with a huge lobbying presence by the major telecommunications companies, who have the most to lose. FCC Chairman Michael Powel has enormous power over these issues and shown a distinct favoring of keeping the fledging industry alive. At the present time it is not clear if, or how, VOIP services might be regulated.


Description of Property


         Y3K and its subsidiaries lease a total of 13,348 square feet of at two locations in the greater Seattle area. Our executive offices and Ecuity Holding's operations are located in 11,046 square feet of space at Suite 600, 800 Bellevue Way, Bellevue, Washington 98010. We maintain an additional 2,302 square feet of space in downtown Seattle at Suite 525, 100 King Street South, Seattle, WA 98104 at which we maintain an operations center. The following table sets forth the lease rate and term for each of these locations:


Location                           Monthly Rent             Term of Lease

800 Bellevue Way(1)        $9,205.00 - $15,188.25(1)          10/31/07
100 King Street                    $3,165.25                  9/30/04

----------
(1) The minimum monthly rent for this space increases on each November 1st, the anniversary of the lease, from the current rate of $9,205.00 per month to $15,188.25 in the last year of the lease. The annual increases are $12,426.25, $13,807.50, and 15,188.25 on November 1,
2004, 2005 and 2006 respectively.


Legal Proceedings

         We are the plaintiff in a lawsuit filed in Pierce County, Washington, Superior Court. In this litigation we are asserting claims against a corporation and one of its apparent principals related to their alleged breach of contract to provide debt financing to the Company. In addition, the Company is seeking compensation for the damages it suffered as the result of the defendants' attempts to dispose of shares of the Company's common stock that had been pledged to secure the promised, but undelivered financing. The Company is not a party to any other pending legal proceeding. Management is not aware of any threatened litigation, claims or assessments.

                                   MANAGEMENT

Officers and Directors

         The following table sets forth the names and ages of the members of our Board of Directors, executive officers, and the position held by each:

Name                                Age              Position                        Served as a Director or
                                                                                         Officer Since
King Cole                           52               President                          March 22, 2002
James Stephens                      39               VP/Secretary and Director          March 22, 2002
Leon M. Caldwell                    55               Treasurer                          March 22, 2002
Shannon Smith                       34               Director                           March 22, 2002
David Cannon                        47               Director                           September 7, 2003
Lonnie J. Benson                    47               Director                           January 26, 2004

         Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years.

         KING COLE, our President, age 52, joined Y3K in March 2000 and is responsible for overseeing all day-to-day operations, administration and human resources. Mr. Cole has earned a Bachelor of Science degree in biological science from Gonzaga University and a Masters of Biological Sciences from Washington State University. Since 1998 Mr. Cole has owned his own business consulting firm specializing in business management. From 1991 to 1998 he was a regional manager for Jillian's, a national entertainment and hospitality chain. From 1998 to 2000 Mr. Cole owned and operated a business consulting sole proprietorship. He was a consultant for the City of Tacoma, WA, as well as other clients. Mr. Cole has managed large staffs and has held the position of general manager with several large businesses including Seattle's Schwartz Brothers restaurants.

         JAMES STEPHENS, our VP/secretary and a director, 39, a co-founder of Y3K, is responsible for Y3K's management and support of all account executives and value added resellers, sales and sales assistance and new product development. Prior to his involvement with Y3K, Mr. Stephens was employed as a digital controls specialist for The Boeing Company for 16 years. His duties included customer support, engineering, installation, maintenance and troubleshooting. Mr. Stephens majored in Industrial Systems Engineering at the Universal Technical Institute in Phoenix, Arizona.

         LEON M. CALDWELL, our treasurer, 55, has extensive experience as a financial executive commencing with Arthur Anderson & Co. from 1970 to 1973, served as the assistant to the Treasurer at Daylin Inc. from 1973 to 1976, acted as a financial consultant from 1977 to 1985, became the Chief Financial Officer for Southern California Consultants, Inc.; from 1985 to 1991, served as Vice-President of Consulting Services, Inc., from 1991 to 1999 and acted as Vice-President and Chief Financial Officer for Peck/Jones Construction Corp., a general contractor, from 1999 to 2002. Mr. Caldwell received his Bachelor degree in Business Administration from the University of California at Long Beach.

         SHANNON JAMES SMITH, director, age 34, has acted as the chairman of the board of directors of Y3K since July 2001. He is responsible for Y3K's overall business strategy, short and long term financial goals, corporate alliances and partnerships and talent recruitment. From 1996 until he accepted a position with Y3K, Mr. Smith founded, developed and acted as chief executive officer of Market Matrix, Inc., a private company involved in the development and marketing of software which permits Internet servers to store customer data and perform secure transactions. Mr. Smith currently serves as the chairman of the Seattle ColdFusion User Group, which he founded in 1998.

         Mr. Smith earned a Masters in Business Administration in innovation, strategy and information technology from the Theseus Institute in France in 1995 and completed his bachelor of arts in business administration with a concentration in information systems and international business from the University of Washington in 1994.

            DAVID CANNON, director, age 47, has over 14 years of experience in developing new transportation-based initiatives, with expertise in identifying and conceptualizing new viable projects that fulfill specific needs. As founder of East Asia Company, he helped pioneer air and rail business travel in the Russian Far East ("RFE") in 1989, specializing in the licensing of Soviet flight crews, pilots and aircraft leading to Alaska Airline's entry into the RFE market. From 1992 to 1998 he continued his work in RFE developing joint ventures in timber and fish processing plants for exports to Asian markets. In 1999 as senior vice-president of Rich Shipping USA, he helped create and manage the freight-forwarding arm of China Shipping as it entered the US market. Rich Shipping USA was ranked second in volume in the US for imports by early 2000 with sales of $27 million in its first year of operations. Mr. Cannon is founder and CEO of Columbia Rail intermodal Systems, a short haul rail service connecting central Washington cargoes to the ports of Seattle and Tacoma under a partnership with the Burlington Northern Santa Fe Railways.

         LONNIE J. BENSON, director, age 47, joined our board of directors in January 2004 in connection with the acquisition of the assets from Fox Communications. Mr. Benson is the chief executive officer of Fox Communications Corporation. He is also the founder and chief executive officer of Who's Calling, Inc. a private corporation that provides caller tracking and related software and services to a wide variety of clients. Mr. Benson has also been at the helm of several other corporate successes, including and Global Telecom. Mr. Benson was named the Ernst & Young Entrepreneur of the Year in 2002 for technology, in the Pacific Northwest. Benson's Who's Calling's was also the recipient of the Better Business Bureau's Innovative Business Practice Award for 2002. Mr. Benson holds a bachelor's degree in mechanical engineering and computer science from the University of Washington.

Term of Office

         Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board. Under terms of a Voting Agreement between Y3K and Fox Communications, Inc., Lonnie Benson was appointed to the Y3K board of directors. He is entitled to serve on our board until we have fully discharged our obligation under the promissory note we issued to Fox in partial payment of the purchase price for the assets. Thereafter, we are required to use "reasonable efforts" to cause Mr. Benson to continue to be appointed to our board of directors so long as such appointment is consistent with our business strategies.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for each of the last three fiscal years.


                           Annual Compensation                         Long Term Compensation                    All Other
                           -------------------                         ----------------------                   Compensation
                                                     Other Annual      Restricted Stock Options/  LTIP          ------------
Name             Title      Year     Salary   Bonus  Compensation       Awarded          SARs (#)   payouts ($)    (2)
-----            -----      ----     ------   -----  ------------       -------          --------   -----------   ----
King Cole        President  2003     $0       0      0                  0                           0             $48,000
                            2002     $0                                                                           $60,000
                            2001     $8,900                                                                       $0
James Stephens   VP/        2003     $0       0      0                  0                           0             $48,000
                 Secretary  2002     $0                                                                           $60,000
                 and        2001     $10,528                                                                      $0
                 Director
Shannon  Smith   Director   2003     $0       0      0                                   600,000                  $0
(1)                         2002     $0                                                                           $0
                            2001     $0                                                                           $0
Leon Caldwell    Treasurer  2003     $0       0      0                  0                           0             $48,000
                            2002     $0                                                                           $1,000
                            2001     $0                                                                           $0

         (1) Fully vested options were granted to Mr. Smith in November 2002 with the right to exercise within 5 years at $.04 per share.

         (2) Compensation is the amounts earned as consulting fees for the year ended June 30, 2003 and are not treated as salaries. Draws are made on a cash available basis and treated as 1099 compensation at year-end to each person named here. The amounts reflected above are based on the earned compensation by each officer. As of June 30, 2003 Mr. Cole was paid $18,900, Mr. Stephens was paid $24,460 and Mr. Caldwell was paid $13,000. The balance of the unpaid consideration for the year ending June 30, 2003 will be paid based on available cash from either revenues or the sale of equity securities.

         As of June 30, 2002 Mr. King and Mr. Stephens earned their compensation based on consulting agreements which provided for earnings at the annual rate of $60,000. Mr. King and Mr. Stephens were each paid $22,000 with the balance owning waived by the officers and their unpaid amounts were credited to paid in capital. Mr. Caldwell was not part of any consulting agreement during the year 2002 and received $1,000 as total compensation for consulting work during the year. In the year 2001 amounts paid were treated as employee wages.

         We have no agreement with our directors regarding compensation and we do not pay our directors any compensation for serving as directors.

Aggregate option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                           Number of Securities Underlying Unexercised       Value of Unexercised
                           Shares                                        Options/SARs at                        In-the-Money
                           Acquired                                   FY End June 30, 2003                 Options/SARs at FY - End
Name                       On Exercise  Value Realized              Exercisable/Unexercisable                   June 30, 2003
-----                      -----------  --------------                                                          -------------
King Cole                  2,138,889    $63,953                             1,361,111                             $40,697
James Stephens             1,680,556    $50,249                             1,069,444                             $31,976
Leon Caldwell              458,333 (1)  $13,704                               486,111                             $14,535

         (1) Mr. Caldwell has a beneficial ownership interest in 763,888 common shares that were exercised in a family limited partnership. Mr. Caldwell has a 60% beneficial ownership interest in the family limited partnership through his wife acting as General Partner of the limited partnership.

Equity Compensation Plan Information

         The Company has an incentive stock option plan, which includes substantially all employees. A total of 8,046,514 shares of common stock are available for exercise and of these options 6,713,180 common shares are fully vested. At December 31, 2003 all common share options were fully vested. Under the plan, non-statutory stock options and stock purchase rights may be granted to service providers, granted to those who have loaned the Company money as an additional incentive, or to accredited investors who purchased shares directly from the Company, however, incentive stock options are generally granted to employees. The term of each option will be for no more than ten years from the date of the grant unless an optionee owns stock representing more than 10% of the voting power of our company, in which case the term will be for five years from the date of the grant. The exercise price shall be determined by the administrator of the plan, but in no case shall it be less than fair market value.

                                          Number of securities to       Weighted average
                                          be issued upon exercise      exercise price of        Number of securities
Plan category                             of outstanding options,     outstanding options,    remaining available for
--------------                              warrants and rights       warrants and rights         future issuance
                                          -----------------------     --------------------        ---------------
                                                    (a)                       (b)                       (c)
Equity compensation plans approved by                2,838,887                $.0001                     2,000,000
security holders

Equity compensation plans not approved               3,207,627                   $.19
by security holders

Total                                                6,046,514                   $.10                    2,000,000

Section 16(A) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all
Section 16(a) forms they file. Based on our review of the copies of such forms we received, we believe that during the fiscal year ended June 30, 2003 all such filing requirements applicable to our officers and directors were complied with exception that reports were filed late by the following persons:

                                            Number            Transactions     Known Failures
                                            of late           Not Timely       to File a
Name and principal position                 Reports           Reported         Required Form
----------------------------------------------------------------------------------------------
King Cole (President and director)               1                 1                   1
James Stephens (VP/Secretary and director)       1                 1                   1
Shannon James Smith (Director)                   1                 1                   1
Leon Caldwell (Treasurer)                        1                 1                   1

                             PRINCIPAL STOCKHOLDERS


The following table sets forth information regarding the beneficial ownership of our shares of common stock at January 26, 2004 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) our executive officers, and (iv) by all of our directors and executive officers as a group. Except as otherwise noted, the business address of each of the following persons is Suite 600, 800 Bellevue Way, Bellevue, WA 98004, unless otherwise indicated. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person, except as indicated in related footnotes.

                           Name and Address                    Amount and Nature                 Percent
Title of Class             of Beneficial Owner                of Beneficial Owner                of Class(2)
--------------             -------------------                -------------------                -----------
Common                     Cornell Capital Partners                  5,875,818                    7.44%
                           101 Hudson Street
                           Suite 3606
                           Jersey City, NJ 07302

Common                     Lonnie J. Benson                          6,722,722                    8.68%

Common                     James Stephens                            3,694,444                    4.77%

Common                     King Cole                                 3,636,111                    4.69%

Common                     David Cannon                              450,000                      0.00%

Common                     Shannon Smith                              None                        0.00%

Common                     Leon M. Caldwell (1)                      1,086,667                    1.40%
                                                                     ---------                    -----

     DIRECTORS AND OFFICERS AS A GROUP                              15,589,944                    20.12%
                                                                    ==========                    =====

         (1) Mr. Caldwell has no direct ownership of common shares, however, his wife and children through a family limited partnership own 1,811,111 common shares which includes vested options for 347,222 common shares. Mr. Caldwell's wife has 100% ownership of the sole general partner of the family limited partnership that in turn owns 60% of the total owned shares as her sole and separate property. This gives Mr. Caldwell, through his wife's ownership, a beneficial interest of 1,086,667 common shares, including vested options. The beneficial interest to the children of the family limited partnership is 724,444 common shares, including vested options.

         (2) Applicable percentage of ownership is based on 77,473,480 shares of common stock outstanding as of January 26, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of January 26, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of January 26, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

            Our shares of common stock trade have traded on the NASD OTC Bulletin Board since May 19, 2000. The OTC Bulletin Board is a network of security dealers who buy and sell stock. A computer network that provides information on current "bids" and "asks", as well as volume information, connects the dealers. The following table sets forth the high and low closing prices of our common shares traded on the OTC Bulletin Board:

Period                                          High                 Low

July 1, 2000 to September 30, 2000              $1.063               $0.563
October 1, 2000 to December 31, 2000            $1.031               $0.625
January 1, 2001 to March 31, 2001               $0.563               $0.13
April 1, 2001 to June 30, 2001                  $0.20                $0.07
July 1, 2001 to September 30, 2001              $0.85                $0.40
October 1, 2001 to December 31, 2001            $0.84                $0.25
January 1, 2002 to March 31, 2002               $0.47                $0.06
April 1, 2002 to June 30, 2002                  $0.30                $0.07
July 1, 2002 to September 30, 2002              $0.14                $0.05
October 1, 2002 to December 31, 2002            $0.07                $0.02
January 1, 2003 to March 31, 2003               $0.04                $0.02
April 1, 2003 to June 30, 2003                  $0.06                $0.01
July 1, 2003 to September 30, 2003              $0.03                $0.25
October 1, 2003 to December 31, 2003            $0.08                $0.22

The above quotations are taken from information provided by Canada Stockwatch and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

We have 457 shareholders of record.

Dividends

         There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business; or

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Except as disclosed below, none of our directors or officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

Consulting Fees

         The Company has verbal consulting arrangements with its President, its VP/Secretary, and its Treasurer. Consulting fees earned by these officers for the year ended June 30, 2003 totaled $144,000. During the year ended June 30, 2002 the agreements provided for monthly, non-accruing compensation at the rate of $5,000 to each of these persons for a total during fiscal year 2002 of $180,000. During the fiscal year ended June 30, 2002, the Company did not pay all the consulting fees under the terms of the contracts. The unpaid consulting fees in the amount of $64,000 were expensed and credited to additional paid in capital. Beginning July 1, 2002, the consulting agreements were modified to a reduced monthly rate of $4,000 with the caveat that any unpaid fees would be accrued and continue to be an obligation by the Company until paid. The agreements also provide that upon the Company's obtaining satisfactory cash flows from funding sources or from a revenue stream, the Board of Directors would renegotiate the base rate on the consulting agreements.

         Accrued but unpaid consulting fees to our officers as of June 30, 2003 are as follows:

         Mr. King Cole, President and CEO                  $  29,100
         Mr. Jim Stephens, VP/Secretary                    $  23,540
         Mr. Leon Caldwell, Treasurer                      $  35,000


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         The Company is authorized to issue 200,000,000 shares of Common Stock $0.001 par value, of which 77,473,480 shares were issued and outstanding at January 26, 2004. The securities being offered hereby are common stock, with one vote per share on all matters to be voted on by shareholders, without any right to accumulate their votes. Shareholders have no preemptive rights and have no liability for further calls or assessments on their shares. The shares of common stock are not subject to repurchase by Y3K or conversion into any other security. All outstanding shares of common stock are, and those issued pursuant to the Equity Line of Credit will be fully paid and non assessable.

         Shareholders are entitled to receive such dividends as may be declared by the Board of Directors of the Y3K out of funds legally available therefore and, upon the liquidation, dissolution or winding up of Y3K, are entitled to share ratably in all net assets available for distribution to such holders after satisfaction of all of our obligations, including stock preferences. It is not anticipated that we will pay any dividends in the foreseeable future since we intend to follow the policy of retaining its earnings to finance the growth of its business. Future dividend policies will depend upon the Y3K's earnings, financial needs and other pertinent factors.

Preferred Stock

         Y3K is authorized to issue 100,000,000 shares of Preferred Stock, $0.001 par value. The preferred stock may be issued in different series. All rights and preferences of any series of preferred stock are to be set by the Board of Directors upon issue.

         The issuance of preferred stock may have the effect of delaying or preventing a change in control of Y3K. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. As of the date of this prospectus, no shares of preferred stock will be outstanding and we currently have no plans to issue any shares of preferred stock.

Debentures

         Y3K has outstanding convertible debentures, which were issued in the original principal amount of $200,000. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower (i) of $0.204 or (ii) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. At maturity, Y3K has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.204 or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures are secured by all of the assets of Y3K. Cornell Capital Partners, the purchaser of the $200,00 of convertible debentures, is obligated to purchase an additional $150,000 of convertible debentures, containing the same terms, upon Y3K filing this registration statement.

Warrants

         We have not issued any warrants as of the date of this prospectus.

Transfer Agent

         The transfer agent for Y3K common stock is Nevada Agency and Trust Company. Its address is 50 W. Liberty St., Ste. 880, Reno, NV 89501 and its telephone number is (775) 322-0626.

Reports to Shareholders

         We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of the Y3K's Company's audited financial statements for its most recent fiscal year.

Limitation of Liability:  Indemnification

            Under our Articles of Incorporation no director or officer shall have any personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer. However, these provisions do not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada law.

            Section 78.751 of the Nevada General Corporation Law allows us to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of Y3K, or is or was serving at our request as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that such persons shall be indemnified and held harmless to the fullest extent permitted by Nevada law.

            Nevada law also permits us to advance expenses in connection with defending any such proceedings, provided that the indemnified party undertakes to repay any such advances if it is later determined that such person was not entitled to be indemnified by us. Our bylaws require that we advance such funds upon receipt of such an undertaking with respect to repayment.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

Anti-Takeover Effects Of Provisions of the Articles of Incorporation

         There are no provisions in our Articles of Incorporation or Bylaws related to preventing or restricting takeovers, mergers or acquisitions of Y3K by another company.

                                     EXPERTS

         The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended June 30, 2003 and June 30, 2002 have been audited by Morgan & Company, Chartered Accountants. The reports of Morgan & Company are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Morgan & Company contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

                                  LEGAL MATTERS

         The validity of the shares offered herein will be opined on for us by the Law Offices of Jack G. Orr, P.S. of Tacoma, Washington, which has acted as our outside legal counsel in relation to certain, restricted tasks.


                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934 (the ("Exchange Act"). At the time of the effectiveness of the registration statement we will become a "reporting company" and required to file reports pursuant to the provisions of the Exchange Act. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to E/S Corporation and the shares to which this prospectus relates. Copies of the registration statement and other information filed by with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as Y3K which filed electronically with the Commission at the following Internet address: (http:www.sec.gov).

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS


                             JUNE 30, 2003 AND 2002

                                TABLE OF CONTENTS

                                                                        Page No.

Indipendent Auditors' Report                                              F-1
Consolidated Balance Sheets June 30, 2003 & 2002                          F-2
Consolidated Statements of Operations June 30, 2003 & 2002                F-3
Consolidated Statements of Cash Flows June 30, 2003 & 2002                F-4
Consolidated Statement of Changes in
  Stockholders' Equity (Deficiency) June 30, 2003 & 2002                F-5 F-6
Notes to Consolidated Financial Statements June 30, 2003 & 2002         F-7 F-18
Consolidated Financial Statements September 30, 2003                     F-19
Consolidated Balance Sheet                                               F-20
Consolidated Statement of Operations and Deficit                         F-21
Consolidated Statement of Cash Flows                                     F-22
Notes to Consolidated Financial Statements                             F-23 F-24

                          INDIPENDENT AUDITORS' REPORT

To the Shareholders and Directors
Y3K Secure Enterprise Software, Inc.
(A Development Stage Company)


We have audited the consolidated balance sheets of Y3K Secure Enterprise Software, Inc. (a development stage company) as at June 30, 2003 and 2002, and the consolidated statements of operations, cash flows, and changes in stockholders' equity (deficiency) for the years then ended, and for the cumulative period from March 19, 1999 (date of inception) to June 30, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and 2002, and the results of its operations and cash flows for the years then ended, and for the cumulative period from March 19, 1999 (date of inception) to June 30, 2003, in accordance with United States generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



         Vancouver, B.C.                                 "Morgan & Company"

         September 24, 2003                               Chartered Accountants

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEETS

                                                                                              JUNE 30
                                                                                        2003               2002
                                                                                    -----------       -----------
ASSETS

Current
     Cash                                                                           $       653       $    10,722
                                                                                    -----------       -----------

Property And Equipment
     Computer equipment                                                                  15,251            15,251
     Office furniture and fixtures                                                        5,432             5,432
                                                                                    -----------       -----------
                                                                                         20,683            20,683
     Less:  Accumulated depreciation and amortization                                    15,914            11,179
                                                                                    -----------       -----------
                                                                                          4,769             9,504
                                                                                    -----------       -----------
                                                                                    $     5,422       $    20,226
                                                                                    -----------       -----------
LIABILITIES

Current
     Accounts payable and accrued liabilities                                       $   697,337       $   498,463
     Loans payable (Note 4)                                                             484,166           168,166
     Current portion of capital lease obligations (Note 5)                              121,565           121,565
                                                                                    -----------       -----------
                                                                                      1,303,068           788,194
                                                                                    -----------       -----------
Commitments And Contingencies (Notes 6, 8, and 11)

STOCKHOLDERS' DEFICIENCY
Share Capital
     Authorized:
         200,000,000 common shares, par value $0.001 per share
         100,000,000 Series A preferred shares, no par value

     Issued and outstanding
          52,050,605 common shares at June 30, 2003 and
          42,518,500 common shares at June 30, 2002                                      52,050            42,519
                     0 Series A preferred shares at June 30, 2003 and
                     0 Series A preferred shares at June 30, 2002                            --                --
     Share subscriptions receivable                                                        (571)               --

     Additional paid-in capital                                                       2,741,023         2,492,511

Deficit Accumulated During the Development Stage                                     (4,090,148)       (3,302,998)
                                                                                    -----------       -----------
                                                                                     (1,297,646)         (767,968)
                                                                                    -----------       -----------

                                                                                    $     5,422       $    20,226
                                                                                    ===========       ===========

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                 INCEPTION
                                                                                                  MARCH 19
                                                                    YEARS ENDED                   1999 TO
                                                                       JUNE 30                    JUNE 30
                                                              2003               2002              2003
                                                          ------------       ------------       ------------

Revenues                                                  $      2,389       $      1,750       $    138,833
                                                          ------------       ------------       ------------
Expenses
     Consulting services                                       576,271             34,267          1,407,361
     Salaries, wages and benefits                                   --             98,228            675,344
     Database design                                                --              2,500            222,138
     Professional fees                                          80,552             55,925            290,508
     Technical services                                          9,863              8,450            167,835
     Travel and entertainment                                   31,430             20,489            194,018
     Rent                                                       10,350            215,793            443,712
     Office supplies                                             7,966              5,198             66,207
     Computer supplies                                             738                368             44,732
     Telephone                                                  13,815              7,417             78,217
     Transfer agent                                              5,299              5,488             10,787
     Professional development                                    4,481             40,000             73,549
     Advertising and promotion                                  11,449                 --             41,187
     Printing and reproduction                                     332             20,853             53,015
     Miscellaneous                                                  --              1,651             21,442
     Depreciation and amortization                               4,735              4,738             38,743
     Insurance                                                      --              3,889             40,416
     Taxes and licenses                                            654                172             14,274
     Dues, subscriptions and publications                           --                 --             12,106
     Equipment rental and repair                                 1,000                 --              4,813
     Postage and delivery                                        2,236              1,127              6,806
     Write off leasehold improvements                               --                 --             14,881
     Write off notes receivable                                     --                 --             48,000
     Write off Investment                                           --                 --             25,000
     Write off deposit                                              --             25,000             25,000
     Loss from default under equipment leases                       --                 --            142,955
                                                          ------------       ------------       ------------
                                                               761,171            551,553          4,163,046
                                                          ------------       ------------       ------------

Operating Loss                                                (758,782)          (549,803)        (4,024,213)
                                                          ------------       ------------       ------------

Other Income (Expense)
     Interest (expense) recovery                               (28,368)            41,019            (51,165)
     Interest income                                                --                 89             10,973
                                                          ------------       ------------       ------------
                                                               (28,368)            41,108            (40,192)
                                                          ------------       ------------       ------------

Net Loss For The Year                                     $   (787,150)      $   (508,695)        (4,064,405)
                                                          ============       ============       ============

Basic And Diluted Loss Per Share                          $      (0.02)      $      (0.01)
                                                          ============       ============

Weighted Average Number Of Common Shares Outstanding
                                                            48,120,644         41,653,500
                                                          ============       ============

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                INCEPTION
                                                                                                                 MARCH 19
                                                                                   YEARS ENDED                  1999 TO
                                                                                      JUNE 30                    JUNE 30
                                                                               2003              2002              2003
                                                                            -----------       -----------       -----------
Cash Flows From Operating Activities
     Net loss                                                               $  (787,150)      $  (508,695)      $(4,064,405)

Adjustments To Reconcile Net Income To Net Cash From Operating
  Activities
     Fair value of unpaid compensation                                               --            96,000            96,000
     Depreciation and amortization                                                4,735             4,738            38,743
     Write off leasehold improvements                                                --                --            14,881
     Write off notes receivable                                                      --                --            48,000
     Write off investment                                                            --                --            25,000
     Loss from default under equipment leases                                        --                --           142,955
     Stock issued for other than cash                                           182,267                --           300,394

     Change in assets and liabilities:
         Accounts payable and accrued liabilities                               198,874           206,025           756,371
                                                                            -----------       -----------       -----------
                                                                               (401,274)         (201,932)       (2,642,061)
                                                                            -----------       -----------       -----------

Cash Flows From Investing Activities
     Purchase of equipment and property                                              --                --          (151,470)
     Advances on notes receivable                                                    --                --           (40,000)
     Investment in Humanicom, Inc.                                                   --                --           (25,000)
                                                                            -----------       -----------       -----------
                                                                                     --                --          (216,470)
                                                                            -----------       -----------       -----------

Cash Flows From Financing Activities
     Loan payable                                                               316,000             8,528           484,166
     Principal payments on capital lease obligations                                 --                --           (20,970)
     Issuance of common stock                                                       776           202,500           204,926
     Issuance of preferred stock                                                     --                --         2,116,633
     Share subscriptions receivable                                                (571)               --              (571)
     Capital contributions by shareholders                                       75,000                --            75,000
                                                                            -----------       -----------       -----------
                                                                                391,205           211,028         2,859,184
                                                                            -----------       -----------       -----------

Net Increase (Decrease) In Cash And Cash Equivalents
                                                                                (10,069)            9,096               653

Cash and Cash Equivalents, Beginning Of Year                                     10,722             1,626                --
                                                                            -----------       -----------       -----------

Cash and Cash Equivalents, End Of Year                                      $       653       $    10,722       $       653
                                                                            ===========       ===========       ===========

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

                                  JUNE 30, 2003

                                                   COMMON STOCK                              PREFERRED STOCK
                               ----------------------------------------------------- ---------------------------------
                                    NUMBER                             SHARE             NUMBER
                                      OF                           SUBSCRIPTIONS           OF
                                    SHARES          AMOUNT          RECEIVABLE           SHARES           AMOUNT
                               ----------------- -------------- -------------------- --------------- -----------------
Balance, June 30, 2001          12,789,792       $     1,279           $    --            5,291,582     $ 2,116,633

Conversion of Series A
  preferred stock                5,291,582               529                --           (5,291,582)     (2,116,633)
                               -----------       -----------           -------          -----------     -----------
                                18,081,374             1,808                --                   --              --
Adjustment to number of
  shares issued and
  outstanding as a result of
  the acquisition of Y3K
  Incorporated
     Y3K Incorporated          (18,081,374)           (1,808)               --                   --              --
     Y3K Secure Enterprise
       Software, Inc.
                                27,688,500            27,689                --                   --              --
Fair value of shares issued
  in connection with the
  acquisition of Y3K
  Incorporated                  13,100,000            13,100                --                   --              --
Net asset deficiency of legal
  parent at date of reverse
  take-over transaction
                                        --                --                --                   --              --
Issuance of common stock for
  cash                           1,730,000             1,730                --                   --              --
Fair value of unpaid
  compensation                          --                --                --                   --              --
Net loss                                --                --                --                   --              --
                               -----------       -----------           -------          -----------     -----------

Balance, June 30, 2002          42,518,500            42,519                --                   --              --


                                                       DEFICIT
                                                    ACCUMULATED
                                  ADDITIONAL         DURING THE
                                   PAID-IN          DEVELOPMENT
                                   CAPITAL             STAGE               TOTAL
                              ------------------ ------------------- -------------------
Balance, June 30, 2001           $   118,618       $(2,768,560)        $  (532,030)

Conversion of Series A
  preferred stock                  2,116,104                --                  --
                                 -----------       -----------         -----------
                                   2,234,722        (2,768,560)           (532,030)
Adjustment to number of
  shares issued and
  outstanding as a result of
  the acquisition of Y3K
  Incorporated
     Y3K Incorporated             (2,234,722)               --          (2,236,530)
     Y3K Secure Enterprise
       Software, Inc.
                                   2,208,841                --           2,236,530
Fair value of shares issued
  in connection with the
  acquisition of Y3K
  Incorporated                       (13,100)               --                  --
Net asset deficiency of legal
  parent at date of reverse
  take-over transaction
                                          --           (25,743)            (25,743)
Issuance of common stock for
  cash                               200,770                --             202,500
Fair value of unpaid
  compensation                        96,000                --              96,000
Net loss                                  --          (508,695)           (508,695)
                                 -----------       -----------         -----------

Balance, June 30, 2002             2,492,511        (3,302,998)           (767,968)

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

     CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
                                  (Continued)

                                  JUNE 30, 2003


                                                     COMMON STOCK                               PREFERRED STOCK
                                 ----------------------------------------------------- ----------------------------------
                                      NUMBER                             SHARE             NUMBER
                                        OF                           SUBSCRIPTIONS           OF
                                      SHARES          AMOUNT          RECEIVABLE           SHARES           AMOUNT
                                 ----------------- -------------- -------------------- --------------- ------------------ -
Balance, June 30, 2002               42,518,500      $    42,519      $        --            --           $        --

Issue of common stock for
  services                            1,786,667            1,786               --            --                    --
Common shares returned to
  treasury                              (15,675)             (16)              --            --                    --
Issue of common stock for
  options exercised                   7,761,113            7,761             (571)           --                    --
Contributed capital by
  shareholders                               --               --               --            --                    --
Net loss                                     --               --               --            --                    --
                                    -----------      -----------      -----------      --------           -----------

Balance, June 30, 2003               52,050,605      $    52,050      $      (571)           --           $        --
                                    ===========      ===========      ===========      ========           ===========

                                                          DEFICIT
                                                        ACCUMULATED
                                     ADDITIONAL          DURING THE
                                      PAID-IN           DEVELOPMENT
                                      CAPITAL              STAGE               TOTAL
                                 ------------------- ------------------- ------------------
Balance, June 30, 2002                 $ 2,492,511      $(3,302,998)         $  (767,968)

Issue of common stock for
  services                                 180,481               --              182,267
Common shares returned to
  treasury                                      16               --                   --
Issue of common stock for
  options exercised                         (6,985)              --                  205
Contributed capital by
  shareholders                              75,000               --               75,000
Net loss                                        --         (787,150)            (787,150)
                                       -----------      -----------          -----------

Balance, June 30, 2003                 $ 2,741,023      $(4,090,148)         $(1,297,646)
                                       ===========      ===========          ===========

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

1.   NATURE OF OPERATIONS AND GOING CONCERN

     The Company owns FusionPak, a suite of enterprise business software designed for telecommunications, banking and government sectors. The Company is currently working on upgrades to its products and the complete integration of its products into the newest FusionPak version.

     Since inception, the Company has suffered recurring losses and net cash outflows from operations. The Company expects to continue to incur substantial losses to complete the development of its business. Since its inception, the Company has funded operations through common stock issuances and related party loans in order to meet its strategic objectives. Management believes that sufficient funding will be available to meet its business objectives, including anticipated cash needs for working capital, and is currently evaluating several financing options. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of and the sale of its products. As a result of the foregoing, there exists substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.   SIGNIFICANT ACCOUNTING POLICIES


     The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of consolidated financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

     The consolidated financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     Consolidation

     These consolidated financial statements include the accounts of the Company and its 100% owned subsidiary, Y3K, Incorporated.

     Cash and Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002



2. SIGNIFICANT ACCOUNTING POLICIES (Continued)


     Property and Equipment

     The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, which is three years. The Company leases equipment that is capitalized. All leases are accounted for in accordance with Financial Accounting Board Statement No. 13 - Accounting for Leases. Amortization expense related to capitalized leases is included with depreciation expense.

     Software Development Costs

     All software development costs are expensed as incurred. Capitalization of software development costs begins upon the establishment of the Company's ability to provide a product that is readily marketable. Amortization of capitalized software development costs are provided on a product-by-product basis using the straight line method over each product's estimated economic life, which ranges from two to five years.

     Software development costs also include capitalized costs of design, configuration, coding, installation and testing of the Company's website up to its initial implementation. The Company did not complete the development of the website and the initial implementation costs were expensed in fiscal 2000.


     Revenue Recognition

     The Company recognizes revenue and the related costs of sales as products are shipped and title is passed to the customer. The Company provides warranty on product sales for a period of one year. This includes updates and entitles the user to replacement software, if needed, at 20% of the original sales price. After one year, customers can opt for an ongoing maintenance program entitling them to any product upgrades at 20% on the current purchase price.

     For extended warranty and continued product update services, revenue is recognized over the term of the maintenance agreement. The subscription period can be no less than quarterly. Revenue related to the services is deferred and recognized as the services are performed in accordance with Statement of Position 97-2 - "Software Revenue Recognition" and related interpretations.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002



2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Revenue Recognition (Continued)

     Sales are comprised of gross revenues less provisions for estimated customer returns and other sales allowances. Customer returns are only available within 30 days of the sale and only in the event that the software does not perform as described by the Company. Such return policy will require the customer to write to the Company with the specifics of their claim that the software does not deliver as promised. The related reserve for these provisions is included in "Accounts Receivable, net" in the accompanying consolidated statements of operations. Provisions for estimated returns and sales allowances are established by the Company concurrently with the recognition of revenue and are based on a variety of factors including actual return and sale allowance history and projected economic conditions. The Company has not incurred any significant amount of returns or sales allowances in fiscal 2002, 2001 or 2000. All amounts billed to customers related to shipping and handling are included in revenue. All costs associated with shipping and handling are recognized in cost of sales.

     Effective October 2000, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101 - "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company believes our revenue recognition practices are in conformity with the guidelines prescribed in SAB No. 101. There was no effect on the consolidated financial statements related to the adoption of SAB No. 101.

     Product Warranty

     The Company records product warranty costs in the period in which the work is performed as a cost of sale.



     Income Tax

     Income taxes are accounted for using an asset and liability approach, which requires the recognition of deferred tax liabilities and assets for the expected future consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. Generally accepted accounting principles require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of its deferred tax assets will not be realized.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002



2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Use of Estimates

     Management makes estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Concentration of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist of trade accounts receivables. The Company provides credit in the normal course of business to individuals and businesses and generally does not require collateral or other security.

     Management does not anticipate any material adverse effect on the Company's financial position as a result of these credit risks.

     Net Loss Per Share

     Basic loss per share is calculated on the basis of the weighted average number of common shares outstanding. Diluted loss per share is calculated in the same manner as basic loss per share amounts, except for the effect of the potentially issuable shares resulting from the exercise of outstanding stock options. However, diluted loss per share is the same as basic loss per share as the inclusion of the potentially issuable shares is anti-dilutive.



3.   ACQUISITION OF SUBSIDIARY

     Effective March 22, 2002, Y3K Secure Enterprise Software, Inc. acquired 100% of the issued and outstanding shares of Y3K Incorporated by issuing 13,100,000 common shares. In addition, the former shareholders of Y3K Incorporated received an additional 4,981,374 common shares in a separate transaction.

      A summary of the transaction is as follows:

     The outstanding shares of Zeballos prior to the acquisition was 27,688,500. Y3K, Inc., shareholders had common shares of 12,789,792 and preferred shares of 5,291,582 for a total conversion of common shares from Zeballos of 18,081,374. In order for Y3K, Inc., shareholders to receive 18,081,374 shares of Zeballos, 13,100,000 newly issued shares were issued and 4,981,374 shares were received from existing issued and outstanding shares (part of the 27,688,500 common shares issued and outstanding to Zeballos shareholders) of Zeballos common shares.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002


3. ACQUISITION OF SUBSIDIARY (Continued)

     The transaction resulted in the Zeballos shareholders holding a total of 22,707,126, or 56% of the total issued and outstanding shares of 40,788,500 and Y3K, Inc., shareholders having a total of 18,081,374, or 44% of the total issued and outstanding shares after the close of the acquisition. Even though Y3K shareholders ended up with 44% of the total issued and outstanding shares after the acquisition the former shareholders of Y3K Incorporated did have control as outlined in items (b), (c), and (d) of paragraph 17 of SFAS 141.

         - the existence of a large minority voting interest in the combined entity

         -        control of the board of the combined entity

         -        domination of the senior management of the combined entity


     Accordingly, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by Y3K Incorporated of the net assets and liabilities of Y3K Secure Enterprise Software, Inc. Under this purchase method of accounting, the results of operations of Y3K Secure Enterprise Software, Inc. are included in these consolidated financial statements from March 22, 2002.

     Y3K Secure Enterprise Software, Inc. had a net asset deficiency at the acquisition date; therefore, the 13,100,000 shares issued on acquisition were issued at fair value of $0 with the net asset deficiency of $25,743 charged to deficit. Y3K Incorporated is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their previously recorded amounts.

     The acquisition is summarized as follows:

    Current Liabilities
         Accounts payable                                     $   25,743
                                                              -------------

    Net Asset Deficiency                                      $  (25,743)
                                                              =============

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002


4.   LOANS PAYABLE

                                                                      2003         2002
                                                                    --------     --------

    The loan is unsecured, payable on demand, with interest at
    10% per annum (a)                                               $155,666     $155,666

    These loans are unsecured, payable on demand, with interest
      at 12% per annum                                               328,500       12,500
                                                                    --------     --------

                                                                    $484,166     $168,166
                                                                    ========     ========


    a. This note was originally due to a bank based on a line of credit. The line was not paid off on the due date and the loan was subsequently transferred to a collection agency. There has been no contact from that agency over the past year.

    b. There are five private parties comprising the aggregate loan amounts. The single largest party who has a loan in the amount of $287,500 is one of the Company's original investors and a large shareholder. He is a non-related third party who is also an accredited investor. The next largest lender is a private individual with a loan in the amount of $30,000. He is also a non-related third party. The remaining loans are from private individuals in the amounts of $5,000, $3,000 and $3,000 respectively. These individuals are non-related parties.

5.  CAPITAL LEASE OBLIGATIONS

    During the year ended June 30, 2001, the Company defaulted under its obligations and the leased property was repossessed. The lessor has obtained a judgement in the amount of $121,565 which has been recorded in full in the accounts.

6.  LEASE COMMITMENTS

    The Company is currently leasing space on a month-to-month basis at the rate of $850 per month. The Company had leased office space with leases expiring in March and June 2005. Lease expense charged to operations is $10,350 for the year ended June 30, 2003 (2002 - $215,793). The Company believes that its lease obligations were terminated in June 2002 as the landlord has leased the office space to other tenants. The terms and conditions of the new lease are currently unknown, however, no litigation has been pursued by the landlord for any of the Company's lease obligations. If these two leases were deemed non cancelable to the Company the minimum lease payments for these obligations would be:


                                    2003     $ 208,833
                                    2004     $ 206,193
                                    2005     $ 171,488

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002


7.   SUPPLEMENTAL CASH FLOW DISCLOSURES

     Non-cash investing and financing activities consisted of:



                                                            2003           2002
                                                        -------------- ----------------

    Conversion of preferred stock to common stock       $      -       $   2,116,633
                                                        ============== ================

    Common stock issued for services                    $    182,267   $      -
                                                        ============== ================

    Fair value of unpaid compensation                   $      -       $      96,000
                                                        ============== ================

     During the year ended June 30, 2002, the Company issued 13,100,000 common shares at a fair value of $0 to acquire 100% of the issued and outstanding shares of Y3K, Incorporated.

     No cash was paid for interest for the year ended June 30, 2003 (2002 - $Nil), however, for the year ended June 30, 2002, the Company reversed interest previously accrued totaling $41,019 and related to promissory notes to investors which subsequently were converted to preferred shares.

8.   RELATED PARTY TRANSACTIONS

     Consulting Fees

     The Company has consulting agreements with its President, its VP/Secretary, its Treasurer and a major shareholder. Consulting fees paid to these stockholder/officers for the year ended June 30, 2003 totaled $192,000 (2002 - $104,000). During the year ended June 30, 2002 the agreements provided for monthly, non-accruing compensation at the rate of $5,000. During the year the Company did not pay all the consulting fees under the terms of the contracts. The unpaid fees, $96,000, were expensed and credited to additional paid in capital. Commencing July 1, 2002, the consulting agreements were modified to a reduced monthly rate of $4,000 with the caveat that any unpaid fees would be accrued and continue to be an obligation by the Company until paid. The agreements also provide that upon the Company's obtaining satisfactory cash flows from funding sources or from a revenue stream, the Board of Directors would renegotiate the base rate on the consulting agreements. Unpaid consulting fees to stockholder/officers at June 30, 2003 are as follows:

     Mr. King Cole, President and CEO                     $  29,100
     Mr. Jim Stephens, VP/Secretary                       $  23,540
     Mr. Leon Caldwell, Treasurer                         $  35,000
     Mr. Jeffrey Haberman, founder and consultant         $  17,990
                                                          ---------
          Total unpaid consulting fees                     $105,630
                                                           ========

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002



9.     INCOME TAXES

       The   provision  for  deferred   income  taxes  results  from   temporary
       differences between financial statement and taxable income. Deferred taxes are classified as current or non-current based on the expected period of realization. The nature and components of temporary differences are as follows:


      Deferred tax assets
           Net operating losses carried forward           $   1,111,800
           Less:  Valuation allowance                        (1,111,800)
                                                          -----------------

                                                          $      -
                                                          =================

     The NOL carryforward of $4,064,405 expires beginning in 2020. Because of the inherent uncertainty of the Company generating sufficient taxable income prior to the expiration of the loss carryforward, a valuation allowance has been provided for the entire deferred tax asset.


10.    STOCK BASED COMPENSATION

     The Company has an incentive stock option plan, which includes substantially all employees. A total of 8,046,514 shares of common stock are subject to the plan. Under the plan, non-statutory stock options and stock purchase rights may be granted to service providers, however, incentive stock options may only be granted to employees. The term of each option will be for no more than ten years from the date of the grant unless an optionee owns stock representing more than 10% of the voting power of the Company, in which case the term will be for five years from the date of the grant. The per share exercise price shall be determined by the administrator of the plan, but in no case shall it be less than fair market value.

     The Company applies Accounting Principles Board Opinion No. 25 - Accounting for Stock Issued to Employees in accounting for this plan. Accordingly, no compensation expense has been recognized. Had compensation cost for the Company's stock option plan been determined based upon the fair value at the grant date for awards under this plan according to the method prescribed under Statement of Financial Accounting Standards No. 123 - Accounting for Stock Based Compensation Plans, the Company's net loss would not have increased materially for the years ended June 30, 2003 and 2002.

     Capital stock is issued to consultants and non-employees from time to time in exchange for services performed for the Company. The Company accounts for valuation of services rendered in accordance with Generally Accepted Accounting Principles (GAAP) and consistent with paragraph 8 of SFAS 123. This treatment of equity stock issuances to non-employees for goods and/or services is based on the fair value of the consideration received or the fair value of the equity securities issued, whichever is more reliably measurable. The cost of the services is charged to

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

10. STOCK BASED COMPENSATION (Continued)


        operations and additional paid-in capital is increased by the excess of the cost of the services over the par value of the common stock issued.

    During the year the Company issued 1,786,667 shares of common stock for services amounting to $182,267 as follows: Number of Determination of Name/Definition of Service Date Shares Value of Service

     Attorney for services on SB-2 Filing               06/02/03          100,000     $15,000 value based on billing
     Non-related Individual for Computer work           02/28/03           10,000     $300 Billing at $.03 share
     Non-related Individual for Computer work           02/28/03           10,000     $300 Billing at $.03 share
     Cornell Capital Partners (1)                       11/20/02        1,555,556     Partial payment for Equity Line
     Westrock Advisors (1)                              11/20/02          111,111     Broker introduction to Cornell
                                                                       ----------

        Total Common Shares Issued for services                         1,786,667
                                                                        =========

     (1) - Cornell and Westrock collectively received stock valued at $.10 per share for an aggregate consideration of $166,667. This is part of the total shares to be issued under the Cornell Equity Line of Credit for $7,000,000. The contract requires an additional 1,555,556 common shares to be issued and the total consideration for the entire contract will be expensed at $280,000 which is the contract agreement.

       Changes in outstanding stock options are as follows:


                                                     PRICE            WEIGHTED
                                 SHARES              RANGE            AVERAGE
                               -------------- -------------------- -------------

      Balance, June 30, 2000           8,750  $        0.40        $    0.40

      Granted                     13,484,072        0.0001-0.40         0.02
      Exercised                      -                   -                -
      Forfeited                      -                   -                -
                               -------------- ------------------ -------------

      Balance, June 30, 2001      13,492,822        0.0001-0.40         0.02

      Granted                        531,667         0.30-0.40          0.38
      Exercised                      -                   -                -
      Forfeited                      -                   -                -
                               -------------- ------------------ -------------

      Balance, June 30, 2002      14,024,489        0.0001-0.40         0.03

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002


10. STOCK BASED COMPENSATION (Continued)

                                                         PRICE            WEIGHTED
                                     SHARES              RANGE            AVERAGE
                                 ---------------- -------------------- ---------------
      Balance, June 30, 2002          14,024,489  $     0.0001-0.40    $    0.03

      Granted                          1,933,138        0.03-0.105          0.05
      Exercised                       (7,761,113)         0.0001            0.0001
      Expired                           (150,000)          0.20             0.20
                                 ---------------- --- ---------------- --- -----------

      Balance, June 30, 2003           8,046,514  $     0.0001-0.40    $    0.08
                                 ================ === ================ === ===========

     As at June 30, 2003, stock options outstanding are as follows:


             OUTSTANDING OPTIONS                            EXERCISABLE OPTIONS                     UNEXERCISABLE OPTIONS
                                  WEIGHTED                                       WEIGHTED                               WEIGHTED
     PRICE                        AVERAGE             PRICE                      AVERAGE       PRICE                    AVERAGE
     RANGE          NUMBER         PRICE              RANGE       NUMBER          PRICE        RANGE      NUMBER            PRICE

$       0.0001          4,838,887  $   0.0001     $   0.0001       2,838,887 $     0.0001    $0.0001       2,000,000    $0.0001
      0.03-0.40         3,207,627      0.19          0.03-0.40     3,207,627       0.19

     The value of options granted under the stock option plan during 2000 and 2001 is $Nil. Accordingly, no adjustment would be made to earnings calculated under the alternative method of accounting for stock options described in SFAS No. 123 - "Accounting for Stock Based Compensation".

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002



11.    COMMITMENTS AND CONTINGENCIES

     Strategic Partnerships/Alliances

     The Company has entered into a Software Development Agreement, and a Software License and Joint Marketing Agreement with Karunga Technologies Corporation, an arms-length company. The agreements provide for a non-exclusive licensing agreement with provisions to structure a merger or acquisition purchase in which the two companies would operate as one. The agreement expires on December 31, 2003. Karunga Technologies Corporation ("Karunga") developed the Y3K Instant Communication System (ICS) which is primarily a business communication tool that provides fast, intuitive, secure web-based communications. We initially had a development agreement with Karunga for specified use of the ICS system in accordance with the business plan of YTHK. After developing the initial ICS system for YTHK and receiving a non exclusive license, YTHK and Karunga Technologies decided that it would be in their best interests to advance the ICS system for a more sophisticated use with the YTHK package of other software referred to as FusionPak. By agreement, YTHK continued to fund joint development funds to Karunga and expensed them as incurred. YTHK continued to work under the license agreement with the anticipation that a formal purchase agreement of Karunga would be forthcoming and concluded within the license period. The license was set to expire in October 2003 and management believed that it would not be able to complete an acquisition by that date. Therefore, Karunga extended the license agreement until December 31, 2003 with the expectation that sufficient funds would be able to conclude the anticipated acquisition. YTHK does not have an ownership position in Karunga at this time. To date, YTHK has advanced a total of $ 352,875 toward the continued development and upgrade of the ICS system.


     The Company has entered into a Strategic Alliance Agreement and a Licensing Agreement with Market Matrix, Inc., an arm's length company. The Company has obtained the rights in perpetuity in a non-exclusive agreement to license and brand the Commerce Manager software. The Agreement calls for the mutual marketing of the Commerce Manager and the Company's Market Portal and the integration of the two products.

     Loan Guarantee

     The Company has guaranteed a note payable by Karunga Technologies Corporation to arm's length third parties, which, together with accumulated interest to June 30, 2003, totaled approximately $400,000. The note was due March 31, 2003, however, to date, the lenders have taken no action with regard to the guarantee.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 2003 AND 2002

11. COMMITMENTS AND CONTINGENCIES (Continued)

     Equity Line of Credit Agreement

     On August 15, 2002 we entered into the Equity Line of Credit Agreement with Cornell Capital, Inc., ("Cornell") which provides the opportunity for us to obtain up to $7,000,000 in equity financing through August 15, 2004. In order to have access to the funds available under the equity line of credit we are required to register the shares that we sell to Cornell so that it can resell those shares without restriction. We are preparing a Form SB-2 Registration Statement seeking to register 25,000,000 shares of our common stock that we believe will be sufficient for us to obtain the entire $7,000,000 in financing made available to us under the Equity Line of Credit Agreement.

     The amount of financing available to us under the Equity Line of Credit will be determined in part by our share price in the public securities markets. We can obtain up to $300,000 in equity financing in any month by providing notice to Cornell of our intention to take an advance under the equity line of credit. We set the price for the shares that we are required to issue to Cornell to obtain the amount of the advance requested. However, if the closing price for our shares falls below the price we set in the notice in any of the five trading days following our issuance of the notice, then we are required to reduce the amount of the requested draw on a pro rata basis. Upon receipt of the shares, Cornell is required to provide us with the amount of funding requested, less a discount to Cornell of 6%. This discount will be reflected as a reduction in the paid in capital for sales in excess of the par value of the stock. The shares we issue to Cornell will not be restricted and, subject to a restriction in the Equity Line of Credit Agreement that it must sell the shares in an orderly fashion, Cornell may immediately begin to sell some or all of the purchased shares into the marketplace. There is no requirement by the Company to repurchase any of its common shares, either in the marketplace or repurchase back from Cornell. So long as we continue to meet certain conditions under the Equity Line of Credit Agreement we may periodically draw down on the line of credit for the next 24 months, or until we have taken the maximum of $7,000,000 that is available to us under the Equity Line of Credit Agreement.

     Y3K intends to use this type of financing sparingly since credit line draws will increase the number of our issued and outstanding shares, therefore is likely to have a dilutive effect on our existing shareholders. Further, until the trading price for our common stock is higher, taking an advance under the Equity Line of Credit will require the issuance of a substantial number of shares to obtain even a minimal amount of funding under the Equity Line of Credit

     We are actively pursuing alternative sources of financing from investment banking, venture capital and other similar types of organizations. At the present our Agreement with Cornell Capital is the only such agreement available at this time.

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)


                        CONSOLIDATED FINANCIAL STATEMENTS


                               SEPTEMBER 30, 2003

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                           CONSOLIDATED BALANCE SHEET



                                                                                SEPTEMBER 30        JUNE 30
                                                                                    2003              2003
                                                                                 -----------      -----------
ASSETS

Current
     Cash                                                                        $    24,380      $       653
     Lease security deposit                                                            3,165               --

Capital Assets                                                                         3,585            4,769
                                                                                 -----------      -----------

                                                                                 $    31,130      $     5,422
                                                                                 ===========      ===========

LIABILITIES

Current
     Accounts payable and accrued liabilities                                    $   689,357      $   697,337
     Loans payable Note 3                                                            551,166          484,166
     Current portion of capital lease obligations                                    121,565          121,565
                                                                                 -----------      -----------
                                                                                   1,362,088        1,303,068
                                                                                 -----------      -----------

shareholderS' DEFICIENCY

Share Capital
     Authorized:
         200,000,000 common shares, par value $0.001 per share

    Issued and outstanding:
          56,919,850 common shares at September 30, 2003 and 52,050,605
          common shares at June 30, 2003                                              56,920           52,050

   Share subscriptions receivable                                                       (571)            (571)

    Additional paid-in capital                                                     2,929,387        2,741,023

Deficit Accumulated During The Development Stage                                  (4,316,694)       4,090,148)
                                                                                 -----------      -----------
                                                                                  (1,330,958)       1,297,646)
                                                                                 -----------      -----------

                                                                                 $    31,130      $     5,422
                                                                                 ===========      ===========

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT



                                                              THREE MONTHS ENDED                  INCEPTION TO
                                                                  SEPTEMBER 30                     SEPTEMBER 30
                                                             2003                 2002                  2003
                                                      ----------------    ----------------    ----------------
Revenues                                              $              -    $              -    $        138,833

Expenses                                                       216,548              166,831         (4,379,594)
                                                      ----------------    ----------------    ----------------

Operating Loss                                                (216,548)            (166,831)         (4,40,767)

Other Income (Expense)                                          (9,998)                   0           (150,190)
                                                      ----------------    ----------------    ----------------

Net Loss For The Period                               $       (226,546)   $        (166,831)  $     (4,290,950)
                                                      ================    =================   ================


Net Loss Per Share                                    $           .01     $            .01
                                                      ===============     ================


Weighted Average Number Of
   Common Shares Outstanding                               54,485,225           42,518,500
                                                      ===============     ================

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

------------------------------------------------------------------- ----------------- --------------------- ---------------------
                                                                                                                 INCEPTION
                                                                                                                  MARCH 19
                                                                              THREE MONTHS ENDED                  1999 TO
                                                                                 SEPTEMBER 30                   SEPTEMBER 30
                                                                          2003                2002                  2003
------------------------------------------------------------------- ----------------- --------------------- ---------------------
Cash Flows From Operating Activities
     Net loss                                                       $      (226,546)  $        (166,831)    $     (4,290,951)

Adjustments To Reconcile Net Income To Net Cash From Operating
  Activities
     Fair value of unpaid compensation                                        -                  -                    96,000
     Depreciation and amortization                                            1,184               1,184               39,927
     Write off leasehold improvements                                         -                  -                    14,881
     Write off notes receivable                                               -                  -                    48,000
     Write off investment                                                     -                  -                    25,000
     Loss from default under equipment leases                                 -                  -                   142,955
     Stock issued for other than cash                                       143,844              -                   444,238
     Lease Deposit                                                           (3,165)             -                    (3,165)
     Change in assets and liabilities:
         Accounts payable and accrued liabilities                            -7,980             161,955              748,391
                                                                    ----------------- --------------------- ---------------------
                                                                            (92,663)             (3,692)          (2,734,724)
                                                                    ----------------- --------------------- ---------------------
 Cash Flows From Investing Activities
     Purchase of equipment and property                                       -                 -                   (151,470)
     Advances on notes receivable                                             -                 -                    (40,000)
     Investment in Humanicom, Inc.                                            -                 -                    (25,000)
                                                                    ----------------- --------------------- ---------------------
                                                                              -                 -                   (216,470)
                                                                    ----------------- --------------------- ---------------------

Cash Flows From Financing Activities
       Loans payable                                                         67,000             -                    551,166
       Share Subscriptions receivable                                             -             -                       (571)
       Principal payments on capital lease obligations                            -             -                    (20,970)
       Issuance of common stock for cash                                     49,390             -                    254,316
       Issuance of preferred stock                                            -                 -                  2,116,633
       Capital Contribution by Shareholder                                    -                 -                     75,000
                                                                    ----------------- --------------------- ---------------------
                                                                            116,390             -                  2,975,574
                                                                    ----------------- --------------------- ---------------------

Net Increase (Decrease) In Cash And Cash Equivalents
                                                                             23,727              (3,692)              24,380

Cash And Cash Equivalents, Beginning Of Period                                  653              10,722               -
                                                                    ----------------- --------------------- ---------------------

Cash and Cash Equivalents, End Of Period                            $        24,380   $           7,030     $         24,380
                                                                    ================= ===================== =====================

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2003



     1.  BASIS OF PRESENTATION

     The unaudited consolidated financial statements as of September 30, 2003 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these consolidated financial statements be read in conjunction with the June 30, 2003 audited financial statements and notes thereto.


     2.  ACQUISITION OF SUBSIDIARY

     Effective March 22, 2002, Y3K Secure Enterprise Software, Inc. acquired 100% of the issued and outstanding shares of Y3K Incorporated by issuing 13,100,000 common shares. In addition, the former shareholders of Y3K Incorporated received an additional 4,981,374 common shares in a separate transaction.

     A summary of the transaction is as follows:

     The total number of outstanding shares of Zeballos prior to the acquisition was 27,688,500. Y3K, Inc., shareholders had common shares of 12,789,792 and preferred shares of 5,291,582 for a total conversion of common shares from Zeballos of 18,081,374. In order for Y3K, Inc., shareholders to receive 18,081,374 shares of Zeballos, 13,100,000 newly issued shares were issued and 4,981,374 shares were received from existing issued and outstanding shares (part of the 27,688,500 common shares issued and outstanding to Zeballos shareholders) of Zeballos common shares.

     The transaction resulted in the Zeballos shareholders holding a total of 22,707,126, or 56% of the total issued and outstanding shares of 40,788,500 and Y3K, Inc., shareholders having a total of 18,081,374, or 44% of the total issued and outstanding shares after the close of the acquisition. Even though Y3K shareholders ended up with 44% of the total issued and outstanding shares after the acquisition the former shareholders of Y3K Incorporated did have control as outlined in items (b), (c), and (d) of paragraph 17 of SFAS 14.

- the existence of a large minority voting interest in the combined entity

-        control of the board of the combined entity

-        domination of the senior management of the combined entity

                      Y3K SECURE ENTERPRISE SOFTWARE, INC.
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2003

     2. ACQUISITION OF SUBSIDIARY (Continued)

     Accordingly, the transaction, which is referred to as a "reverse take-over", has been treated for accounting purposes as an acquisition by Y3K Incorporated of the net assets and liabilities of Y3K Secure Enterprise Software, Inc. Under this purchase method of accounting, the results of operations of Y3K Secure Enterprise Software, Inc. are included in these consolidated financial statements from March 22, 2002.

     Y3K Secure Enterprise Software, Inc. had a net asset deficiency at the acquisition date; therefore, the 13,100,000 shares issued on acquisition were issued at fair value of $0 with the net asset deficiency of $25,743 charged to deficit. Y3K Incorporated is deemed to be the purchaser for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their previously recorded amounts.

     The acquisition is summarized as follows:

Current Liabilities
     Accounts payable                                                  $ 25,743
                                                                       --------

Net Asset Deficiency                                                   $(25,743)
                                                                       ========

     3. LOANS PAYABLE

The Loans Payable are due to various entities and individuals as follows:

Loans from shareholders with unsecured demand notes at 12% per annum    $322,500
Loan due to bank - defaulted in year 2001 (unsecured)                    155,666
Loan due to Cornell Capital, Inc. *                                       50,000
Loan due to private party                                                 20,000
                                                                        --------
     Total Loans Payable                                                $551,166
                                                                        ========

     * 1,555,556 common shares were issued to Cornell Capital, Inc., as security for $50,000 that was funded in September 2003.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Y3K Secure Enterprise Software Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                 -----------------------

This prospectus does not constitute an offer to sell, or ---------------------- a solicitation of an offer to buy any securities:

    |_|  except the common stock offered by this
         prospectus;                                                             ---------------------
                                                                                       PROSPECTUS
    |_|  in any jurisdiction in which the offer or                               ---------------------
         solicitation is not authorized;

    |_|  in any jurisdiction where the dealer or other                     77,383,988 Shares of Common Stock
         salesperson is not qualified to make the offer
         or solicitation;

    |_|  to any person to whom it is unlawful to make the                 Y3K SECURE ENTERPRISE SOFTWARE INC.
         offer or solicitation; or

    |_| to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale                          ______________, 2004
does not imply that:

    |_|  there have been no changes in the affairs of Y3K
         Solutions after the date of this prospectus; or

    |_| the information contained in this prospectus is correct after the date of this prospectus.

                 -----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Y3K from and against certain claims arising from or related to future acts or omissions as a director or officer of Y3K. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Y3K pursuant to the foregoing, or otherwise, Y3K has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Y3K will pay all expenses in connection with this offering.

       Securities and Exchange Commission Registration Fee      $   1715.79
       Printing and Engraving Expenses                          $  2,500.00
       Accounting Fees and Expenses                             $ 15,000.00
       Legal Fees and Expenses                                  $ 50,000.00
       Miscellaneous                                            $ 15,784.21

       TOTAL                                                    $ 85,000.00

Sales of Unregistered Securities

         1,233,978 shares of common stock were issued for cash and the cancellation of a $3,000 note at prices ranging from $.018 to $.14 per share.

         2,079,711 shares of common stock were issued for services amounting to $143,844 at prices ranging from $.03 to $.08 per share. The largest recipient of shares issued for services was to Cornell Capital, Inc. 1,555,556 shares valued at $113,333 were issued to conclude the Agreement for the Equity Line of Credit between the Company and Cornell. The Company had entered into the Agreement for a fixed number of shares (3,111,111) at a valuation of $280,000. In fiscal 2003 the Company issued 1,666,667 shares at the valuation of $.10 per share and concluded the transaction with the final valuation based on the contract price of $280,000 less the amount recorded in the prior year of $166,667.

         1,555,556 shares of common stock were issued as security for a loan provided by Cornell Capital, Inc. These shares are expected to be returned to the treasury of the Company upon repayment of the loan from proceeds anticipated to be available from the funding of the Equity Line of Credit.

         In January 2004, 6,722,722 shares of common stock were issued to Fox Communications, Inc. in connection with the acquisition of certain assets from Fox Communications by the Registrant's wholly owned subsidiary. The shares were valued at $1,142,863 based on the closing bid price for the Company's shares on the closing date of the transaction.

         On January 29, 2004 the Company issued 1,294,118 shares of common stock to Cornell Capital under terms of the Standby Credit Distribution Agreement that is the subject of this registration statement. The shares were in payment of a $220,000 commitment fee due to Cornell Capital under the Agreement. The share price was determined by the closing bid price for the Company's shares on January 26, 2004 of $0.17 per share.

         All of these shares were issued pursuant to the exemption from registration under Section 4(6) of the Securities Act of 1933 and Regulation D.

 ITEM 7.  EXHIBITS


Exhibit No.         Description                                          Location

2.1                 Articles of Incorporation, as amended                Form 10-SB12g filed July 15, 1999

2.2                 Bylaws                                               Form 10-SB12g filed July 15, 1999

3.3                 Form of Share Certificate                            Form 10-SB12g filed July 15, 1999

5.1                 Opinion of Counsel                                   Provided herewith

10.5                Equity Line of Credit Agreement dated January 29,    Provided herewith
                    2004 between the Registrant and Cornell Capital
                    Partners LP

10.6                Registration Rights Agreement dated January 29,
                    2004 between the Registrant and Cornell Capital
                    Partners, LP                                         Provided  herewith

10.7                Escrow Agreement dated January 29, 2004 among the    Provided herewith
                    Registrant, Cornell Capital Partners, LP, Butler
                    Gonzalez, LLP

10.8                Securities Purchase Agreement dated January 14,      Provided herewith
                    2004 among the Registrant and the Buyers

10.9                Escrow Agreement dated January 14, 2004 among the    Provided herewith
                    Registrant, the Buyers, and Butler Gonzalez, LLP

10.11               Debenture dated January 14, 2004 between the         Provided herewith
                    Registrant and Cornell Capital Partners LP

10.12               Investor Registration Rights Agreement dated         Provided herewith
                    January 14, 2004 between the Registrant and the
                    Investors

10.13               Placement Agent Agreement dated January 19, 2004     Provided herewith
                    among the Registrant, Westrock Advisors, Inc. and
                    Cornell Capital Partners LP

23.1                Consent of Law Offices of Jack G. Orr, Esq.          Incorporated by reference to Exhibit 5.1

23.2                Consent of  Morgan & Co.                             Provided herewith

Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)  Include  any  prospectus  required  by  Sections
10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii)  Reflect in the  prospectus  any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii)  Include  any  additional  or changed  material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on February 2, 2004.

Date:    February 2, 2004                    Y3K SECURE ENTERPRISE SOFTWARE INC.


                                             By:        /s/ King Wm. Cole
                                                   -----------------------------
                                             Name:          King Wm. Cole
                                             Title:         President


In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ James Stephens                                     Date:  February 2, 2004
------------------------------------------------
James Stephens, VP/Secretary & Director

/s/ Shannon Smith                                      Date:  February 2, 2004
------------------------------------------------
Shannon Smith, Director

/s/ David Cannon                                       Date:  February 2, 2004
------------------------------------------------
David Cannon, Director

/s/ Leon Caldwell                                      Date:  February 2, 2004
------------------------------------------------
Leon Caldwell, Treasurer